                                                                    Exhibit 10.3
                         ASSET CONTRIBUTION AGREEMENT -
                             PVC PARTNERSHIP (GEON)



                                      AMONG



                                THE GEON COMPANY,
                              1999 PVC PARTNER INC.



                                       AND



                                 OXY VINYLS, LP

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----

SECTION 1  CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES............   1
         1.1      Transfer of Assets............................................   1
         1.2      Excluded Assets...............................................   2
         1.3      Instruments of Conveyance and Assignment......................   3
         1.4      Further Assurances............................................   4
         1.5      Assumption of Liabilities.....................................   5
         1.6      [Intentionally Omitted].......................................   6
         1.7      Employee Matters..............................................   6
         1.8      Joint Contracts...............................................  10
         1.9      Retained Business; Support Services..........................   11

SECTION 2  REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR........................  11
         2.1      Employee Benefits.............................................  11
         2.2      Labor Relations...............................................  14
         2.3      Title to Assets; Absence of Liens and Encumbrances; Leases....  15
         2.4      Title Matters; Defects in Improvements........................  16
         2.5      Working Capital...............................................  16
         2.6      Government Licenses, Permits and Related Approvals............  16
         2.7      All Necessary Assets..........................................  16
         2.8      Conduct of Business in Compliance with Regulatory and
                   Contractual Requirements.....................................  17
         2.9      Legal Proceedings.............................................  17
         2.10     Tax Matters...................................................  17
         2.11     HSE Matters...................................................  18
         2.12     Contributed Subsidiaries......................................  19

SECTION 3  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP....................  19
         3.1      Due Organization; Good Standing and Power.....................  19
         3.2      Authorization and Validity of Agreement.......................  19
         3.3      No Consents Required; No Conflict with Instruments to
                   which the Partnership is a Party.............................  20

SECTION 4  COVENANTS SUBSEQUENT TO CLOSING DATE.................................  20
         4.1      Access to Information.........................................  20
         4.2      Mail or Other Communications..................................  21
         4.3      Asset Transfer Effective Time Balance Sheet...................  21
         4.4      Insurance Claims..............................................  21
         4.5      Special Covenant..............................................  21


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
SECTION 5   SURVIVAL AND INDEMNIFICATION........................................   21
         5.1      Survival Limitations..........................................   21
         5.2      Indemnification...............................................   22
         5.3      Procedures....................................................   27
         5.4      Subrogation...................................................   29
         5.5      Claims for HSE Remedial Action................................   29
         5.6      Extent of Indemnification.....................................   32

SECTION 6  MISCELLANEOUS........................................................   33
         6.1      Construction..................................................   33
         6.2      Payment of Certain Expenses and Taxes.........................   33
         6.3      Notices.......................................................   34
         6.4      Binding Effect; Benefit.......................................   35
         6.5      Occasional and Bulk Sales.....................................   35
         6.6      Assignability.................................................   36
         6.7      Amendment; Waiver.............................................   36
         6.8      Dispute Resolution............................................   36
         6.9      Severability..................................................   36
         6.10     Counterparts..................................................   36
         6.11     Conflict with Transfer Documents..............................   36
         6.12     Transfer Documents............................................   36


SCHEDULES

Schedule A                    Contributed Business
Schedule B                    Tier 1 Employees
Schedule C                    Tier 2 Employees
Schedule 1.1(a)               Fee Interests
Schedule 1.1(b)               Leases
Schedule 1.1(d)               Equipment
Schedule 1.1(g)               Certain Contributed Contracts
Schedule 1.2(g)               Certain Excluded Assets
Schedule 1.2(j)               Excluded Railcars
Schedule 1.5(a)(vi)           Assumed Indebtedness
Schedule 1.5(a)(x)            Assumed Long-Term Liabilities
Schedule 2                    Disclosure Schedule
Schedule 2.1                  Employee Benefit Plans
Schedule 2.9                  Legal Proceedings
Schedule 2.10                 Tax Exempt Indebtedness

APPENDICES

Appendix A                    Definitions
Appendix B                    Dispute Resolution Procedures

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EXHIBITS

Exhibit A                     Form of Deeds
Exhibit B                     Form of Assignment of Leases
Exhibit C                     Form of Bill of Sale and Assignment
Exhibit D                     Form of Trademark Assignment
Exhibit E                     Form of Patent Assignment
Exhibit F                     Form of Partnership Assumption Agreement
Exhibit G                     Form of Site Lease Agreement


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
                          ASSET CONTRIBUTION AGREEMENT-
                          -----------------------------
                             PVC PARTNERSHIP (GEON)
                             ----------------------


         This ASSET CONTRIBUTION AGREEMENT - PVC PARTNERSHIP (GEON) (this "Agreement"), dated as of the 30th day of April, 1999, is entered into among The Geon Company, a Delaware corporation ("Contributor"), 1999 PVC Partner Inc., a Delaware corporation ("Geon LP"), and Oxy Vinyls, LP, a Delaware limited partnership (the "Partnership").

         WHEREAS, the definitions of capitalized terms used in this Agreement are set forth in Appendix A hereto; and

         WHEREAS, Contributor owns all of the issued and outstanding shares of capital stock of Geon LP; and

         WHEREAS, Contributor wishes to contribute the assets subject to certain liabilities associated with the businesses described in Schedule A (the "Contributed Business") to the Partnership, and the Partnership wishes to accept such assets and assume such liabilities, all upon the terms and conditions hereinafter set forth; and

         WHEREAS, Contributor will become a limited partner in the Partnership and receive 24 PVC Units and the Specified Amount, if any, from the Partnership; and

         WHEREAS, Contributor will transfer the 24 PVC Units to Geon LP, whereupon Geon LP will be admitted to the Partnership as a limited partner; and

         WHEREAS, the Partnership will consummate certain transactions and enter into certain agreements as provided for in the Master Transaction Agreement, dated as of December 22, 1998, between Occidental Chemical Corporation ("OCC") and Contributor (the "Master Transaction Agreement");

         NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

                                    SECTION I
            CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES
            ---------------------------------------------------------

         1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, on the date hereof and effective as of the Asset Transfer Effective Time, Contributor hereby contributes, conveys, assigns, transfers and delivers to the Partnership, or causes to be contributed, conveyed, assigned, transferred and delivered to the Partnership, and the Partnership hereby accepts and acquires, all of the assets, rights, and properties used or held for use in the operation and conduct or contemplated operation and conduct of the Contributed Business of every kind, nature, character and description, tangible and intangible, real, personal or mixed, whether held by Contributor or an Affiliate thereof, wherever located, other than the Excluded Assets; and which conveyance, subject to Section 1.2, shall include the following:

         (a)  the Fee Interests;

         (b)  the Leaseholds;

         (c) the Associated Rights, including all contracts, easements, rights-of-way, permits, licenses and leases and other similar rights for related equipment, power and communications cables, and other related property and equipment used principally in the normal operation and conduct of the Contributed Business;

         (d) the Equipment and all warranties and guarantees, if any, express or implied, existing for the benefit of Contributor or any Affiliate thereof in connection with the Equipment to the extent assignable;

         (e) Subject to the Master Intellectual Property Agreement, the Unrecorded Assets;

         (f) Subject to the Master Intellectual Property Agreement, the Contributed Intellectual Property;

         (g)  the Contributed Contracts;

         (h) All Government Licenses that are transferable and as to which Consents to transfer are obtained where required;

         (i) Accounts Receivable, Inventory, Stores Inventory, Prepaid Expenses, and plant petty cash funds, including, by way of illustration only, any amounts or balances owing to Contributor under any product exchange or similar agreeement, other than the Specified Working Capital Items;

         (j) All of the outstanding capital stock of LaPorte Chemicals Corp. (the "Contributed Subsidiary");

         (k) All claims and rights against third parties (including insurance carriers, indemnitors, suppliers and service providers) to the extent, but only to the extent that, they relate to the Assumed Liabilities; PROVIDED, HOWEVER, that to the extent that any claims or rights of Contributor against any third parties are not assigned to the Partnership, and the Partnership incurs Liabilities that would create such claims or rights on behalf of Contributor, Contributor shall enforce such claims or rights for the benefit (and at the cost) of the Partnership to the extent it may lawfully do so, except that Contributor shall not be required to enforce insurance claims against fronting, captive or retrospectively rated policies which would ultimately result in such claims being ultimately borne, directly or indirectly, by Contributor; and

         (l) Any other asset of Contributor or its Affiliates contributed to the Partnership pursuant to the terms of this Agreement.

         1.2 EXCLUDED ASSETS. It is expressly understood and agreed that the Assets shall not include the following (the "Excluded Assets"):

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         (a)  Specified Working Capital Items;

         (b) Except as may be agreed pursuant to Section 1.7, any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements maintained by any Contributor or any Affiliate thereof for employees of such Contributor or any Affiliate thereof prior to the Asset Transfer Effective Time;

         (c) Subject to the Master Intellectual Property Agreement, any and all of the Intellectual Property of Contributor or any Affiliate thereof to the extent not primarily used in the normal operation and conduct of, or to the extent not applicable to, the Contributed Business, and any and all Trademarks of Contributor or any Affiliate thereof except for the Trademarks assigned or licensed in the Master Intellectual Property Agreement;

         (d) All claims and rights against third parties (including insurance carriers, indemnitors, suppliers and service providers), to the extent they do not relate to the Assumed Liabilities;

         (e) Claims held by Contributor or any Affiliate thereof for refunds of Taxes for time periods ending on or before the Asset Transfer Effective Time, which Taxes remain the liability of Contributor or its Affiliates under this Agreement;

         (f) All items sold in the ordinary course of business prior to the Asset Transfer Effective Time, none of which individually or in the aggregate are material to the normal operation and conduct of the Contributed Business;

         (g) The tangible assets, intangible assets, real properties, contracts and rights described on Schedule 1.2(g);

         (h) Any of Contributor's or any Affiliates' right, title and interest in and to any dispersion PVC resin producing plant assets, co-polymer PVC resin producing plant assets, or specialty homopolymer suspension and blending resins;

         (i) Any real property of Contributor or any Affiliate thereof in the vicinity of but not within the metes and bounds or other descriptions of the Fee Interests and any related easements or rights-of-way surveyed pursuant to
Section 6.2(d); and

         (j) The interest of Contributor and its Affiliates in all railcars (whether owned or leased) utilized in the operation and conduct of the Contributed Business and described on Schedule 1.2(j) (the "Excluded Railcars").


         1.3   INSTRUMENTS OF CONVEYANCE AND ASSIGNMENT.  On the Closing Date:

         (a) Contributor shall deliver or cause to be delivered to the Partnership, (i) properly executed and acknowledged warranty deeds, in substantially the form attached hereto as Exhibit A (the "Deeds"), for all Fee Interests being conveyed hereunder, (ii) assignments of lease for the Leases in substantially the form attached hereto as Exhibit B (the "Assignment of Leases"), (iii) a bill of sale

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


and assignment in substantially the form attached hereto as Exhibit C (the "Bill of Sale and Assignment") conveying title to the Assets (other than the Fee Interests and Leaseholds) and assigning the Contributed Contracts, (iv) an assignment of the trademarks included in the Assets in substantially the form attached as Exhibit D (the "Trademark Assignment"), (v) an assignment of those patent rights included in the Assets, as specifically provided in the Master Intellectual Property Agreement, in substantially the form attached hereto as Exhibit E (the "Patent Assignment"), and (vi) stock certificates representing all of the outstanding capital stock of the Contributed Subsidiary, together with stock powers duly executed in blank;

         (b) Contributor and the Partnership shall deliver or cause to be delivered to each other a Site Lease Agreement with respect to certain properties in Pedricktown, New Jersey, in substantially the form attached hereto as Exhibit G (the "Site Lease Agreement"); and

         (c) Contributor shall transfer to the Partnership the originals (to the extent Contributor or any Affiliate thereof possesses an original and retained no rights thereunder after the Asset Transfer Effective Time) or copies, as appropriate, of the Contributed Contracts and the originals or copies, as appropriate, of all current records, files and other data that relate to the Assets and that are necessary for continuing the normal operation and conduct of the Contributed Business by the Partnership.

         1.4   FURTHER ASSURANCES.

         (a) On and from time to time after the Closing Date, Contributor will execute and deliver, or cause to be executed and delivered, at its sole cost and expense, such other instruments of conveyance, assignment, transfer and delivery as the Partnership may reasonably request in order to fulfill and implement the terms of this Agreement, to vest in the Partnership title to the Assets or to enable the Partnership to continue the normal operation and conduct of the Contributed Business and otherwise to realize the benefits intended to be afforded hereby.

         (b) On and from time to time after the Closing Date, the Partnership will execute and deliver, or cause to be executed and delivered, at its sole cost and expense, such other instruments of assumption, conveyance, assignment, transfer, power of attorney or assurance as Contributor may reasonably request in order to fulfill and implement the terms of this Agreement, to vest in the Partnership all of the Assumed Liabilities or to enable Contributor to realize the benefits intended to be afforded hereby.

         (c) Notwithstanding any other provision of this Agreement to the contrary, the Partnership and Contributor acknowledge and agree that any Government Licenses, Contributed Contracts, warranties or other Assets related to the Contributed Business and required to be conveyed pursuant to this Agreement that by their terms require Consent from any other Person shall not be assigned to the Partnership unless any such Consent has been obtained prior to the Closing Date.

         (d) From and after the Closing Date, Contributor and the Partnership shall cooperate in good faith and in a commercially reasonable manner with respect to all matters pertinent to the carrying into effect of this Agreement and the discharge by each party of its obligations and

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


liabilities hereunder and thereunder, and shall furnish to each other such information, cooperation and assistance as reasonably may be requested in connection with the foregoing, including any and all financial information necessary for the Partnership's operation of the Contributed Business or required for financial reporting or other purposes.

         1.5   ASSUMPTION OF LIABILITIES.

         (a) On the terms and subject to the conditions, including Sections 1.7 and 5.2, set forth in this Agreement, effective as of the Asset Transfer Effective Time, the debts, liabilities and obligations of Contributor set forth in this Section 1.5 shall be assumed by the Partnership in connection with the transfer of Assets to it, and the Partnership agrees to pay, perform and discharge all such debts, liabilities and obligations when due:

                  (i) All obligations arising on or after the Asset Transfer Effective Time under the Contributed Contracts and Leases that are assigned to the Partnership hereunder unless and to the extent that such obligation arises out of a violation of such Contributed Contract or Lease prior to the Asset Transfer Effective Time;

                  (ii) All obligations under purchase orders accepted by Contributor in the ordinary course of business of the Contributed Business prior to the Asset Transfer Effective Time that are assigned to the Partnership hereunder and that are not filled as of the Asset Transfer Effective Time, but only to the extent not filled;

                  (iii)  Trade Accounts Payable;

                  (iv) All obligations and liabilities, of every kind and nature, without limitation, arising out of, in connection with or related to the ownership, operation or use on or after the Asset Transfer Effective Time of the Assets or the Contributed Business, except for HSE Claims that are related to Pre-Closing Liabilities and that arise out of the Partnership's status after the Asset Transfer Effective Time as an owner or operator of the Assets or the Contributed Business;

                  (v) Except for HSE Claims, Exposure Claims and Product Exposure Claims, any Third Party Claims that are related to Pre-Closing Liabilities and that are first asserted ten years or more after the Asset Transfer Effective Time;

                  (vi) The obligations for Indebtedness described on Schedule 1.5(a)(vi);

                  (vii) All Liabilities associated with products sold by the Partnership after the Asset Transfer Effective Time regardless of when manufactured;

                  (viii) Any Product Exposure Claims that are first asserted 20 years or more after the Asset Transfer Effective Time;

                  (ix) Any HSE Claims that are related to Pre-Closing Liabilities and that are first asserted ten years or more after the Asset Transfer Effective Time;

                  (x) The long-term Liabilities set forth on Schedule 1.5(a)(x); and

                  (xi) Any other Liability specifically assumed by the Partnership pursuant to the terms of this Agreement.

The liabilities and obligations assumed by the Partnership pursuant to this Section are sometimes hereinafter referred to collectively as the "Assumed Liabilities."

         (b) On the Closing Date, the Partnership shall deliver to Contributor an instrument of assumption of the Assumed Liabilities substantially in the form attached hereto as Exhibit F (the "Partnership Assumption Agreement").

         1.6   [Intentionally Omitted].

         1.7   EMPLOYEE MATTERS.

         (a) In accordance with and subject to Section 3.7 of the Master Transaction Agreement, the Partnership shall offer employment to certain Salaried Employees and to each Union Employee in accordance with the terms and conditions negotiated between the Partnership and the Unions. Any Employee that accepts such offer is hereinafter referred to as a "Partnership Employee." Partnership Employees shall be employed effective as of the Asset Transfer Effective Time. Notwithstanding the foregoing, if as of the Asset Transfer Effective Time, any Employee is eligible for and receiving short term disability benefits or sick pay, or is on leave of absence, and the Partnership has offered such Employee an offer of employment, such Employee shall become employed by the Partnership (and become a Partnership Employee for purposes of this Section 1.7) upon eligibility to return to active employment with Contributor under the applicable conditions of the short term disability benefits or sick pay plan of Contributor, or upon return from leave of absence. Such Employee's employment by the Partnership shall not be effective until Contributor verifies that the Employee has satisfied the conditions (if any) to return to active employment. Until such time as such Employee becomes a Partnership Employee, Contributor shall continue to bear all costs and expenses associated with such Employee.

         (b) Contributor shall remain solely responsible for (i) any liability with respect to Tier 1 Employees who do not become Partnership Employees (as well as any employees of Contributor who do not become Partnership Employees and who are not Tier 1 Employees, Tier 2 Employees or Plant Employees), including any liability for severance benefit payments and any costs associated with violations of any Legal Requirements; (ii) bonus or executive compensation, if any, to Employees covered by Contributor's bonus or executive compensation programs; and (iii) any liability related to the termination of any employees of Contributor or any of its Affiliates at any time prior to the Asset Transfer Effective Time, including liability for all severance benefit payments to such employees pursuant to any applicable severance plan and any costs associated with violations of any Legal Requirements. With respect to Employees who become Partnership Employees, Contributor shall pay prior to the Asset Transfer Effective Time bonus or executive compensation earned in 1998. Contributor shall promptly reimburse the Partnership for a pro rata portion of any bonus or executive compensation paid by the Partnership that is earned in 1999 by Partnership

Employees, based on the months of employment in 1999 with Contributor prior to the Asset Transfer Effective Time.

         (c) The Partnership shall be responsible for any severance costs with respect to Plant Employees pursuant to the applicable plan or program of the Partnership, as applicable to such Employee and in effect as of the termination date of such Employee. Any Partnership Employee whose employment is terminated by the Partnership within six months after the Asset Transfer Effective Time shall be entitled to receive a severance benefit from the Partnership not less than the benefits, if any, provided under the severance plan of Contributor in effect as of the Asset Transfer Effective Time.

         (d) Any employees of Contributor that the Partnership and Contributor agree are necessary for the orderly transfer of the Contributed Business to the Partnership but who will not become Partnership Employees ("Transition Employees") shall be compensated by Contributor on terms and conditions and for a duration to be agreed upon by the Partnership and Contributor. The Partnership shall reimburse Contributor for any such agreed upon compensation, including payroll taxes, travel expenses and other support expenses, benefit costs and workers compensation premiums and claims, paid by Contributor to or with respect to any Transition Employee.

         (e) With regard to the Contributed Business, the Partnership shall not at any time prior to 60 days after the Asset Transfer Effective Time, effectuate a "plant closing" or a "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part, any facility, site of employment or operating unit, or any Employees without complying fully with the notice and all other applicable requirements of WARN.

         (f) As of the Asset Transfer Effective Time, the Partnership shall provide each Salaried Employee that is a Partnership Employee with "Partnership Benefit Plans," which shall mean the benefit plans and programs under (i) Plans effective immediately prior to the Asset Transfer Effective Time, (ii) the benefit plans and programs applicable to employees of OCC in similar jobs, or
(iii) a combination of the Plans and OCC's benefit plans and programs, the determination of which shall be at the sole discretion of the Partnership. From and after the Asset Transfer Effective Time, each Salaried Employee that is a Partnership Employee shall be eligible to participate in such Partnership Benefit Plans in accordance with the terms and conditions thereof. Under such Partnership Benefit Plans that are Employee Welfare Benefit Plans, Salaried Employees that are Partnership Employees and their eligible dependents, if participants in any health, long term disability or life insurance plans, as applicable, of Contributor immediately prior to the Asset Transfer Effective Time, (i) shall participate in such Partnership Benefit Plans as of the Asset Transfer Effective Time, and (ii) shall be deemed to satisfy any pre-existing condition limitations under group medical, dental, life insurance or disability plans that shall be provided after the Asset Transfer Effective Time. In addition, amounts paid by such Salaried Employees that are Partnership Employees towards deductibles and copayment limitations under the health plans of Contributor shall be counted toward meeting any similar deductible and copayment limitations under the health plans that shall be provided under the Partnership Benefit Plans.

         (g) The Partnership shall recognize all service credited for each of the Salaried Employees that are Partnership Employees on Contributor's records for purposes of eligibility for benefits and vesting under the Partnership Benefit Plans and the level of benefits under the Partnership Benefit Plans, but no such recognition will be made for any benefit accrual under any Partnership Benefit Plan that is a defined benefit pension plan.

         (h) Contributor agrees that, for Partnership Employees with an accrued benefit under any Employee Pension Benefit Plan, Contributor shall, or shall cause an Affiliate, as appropriate, to amend such Employee Pension Benefit Plans so that full vesting in such accrued benefits shall occur as of the Asset Transfer Effective Time.

         (i) Contributor and the Partnership shall take all necessary and reasonable steps to prevent a default of any loans of any Partnership Employee under the Geon Retirement Savings Plan ("Contributor's 401(k) Plan"), including taking prompt action to provide for a plan-to-plan asset transfer (as such transfer is defined in section 414(l) of the Code) of account balances (including outstanding loans) of those Partnership Employees who so elect to transfer from Contributor's 401(k) Plan to the appropriate Partnership Benefit Plan pursuant to section 401(k) of the Code.

         (j) From and after the Asset Transfer Effective Time, Salaried Employees that are Partnership Employees shall be entitled to retain and take any paid vacation days accrued during the period from January 2, 1999 through the Asset Transfer Effective Time but not taken under Contributor's vacation policy, if applicable. On or promptly after the Asset Transfer Effective Time, Contributor shall pay any Banked Vacation to each Salaried Employee. "Banked Vacation" shall mean vacation time accrued on Contributor's records as payable to any Salaried Employee who becomes a Partnership Employee for which vacation time has not been taken prior to January 2, 1999.

         (k) Contributor and the Partnership agree that they will satisfy their respective obligations, if any, under the National Labor Relations Act regarding Union Employees. The Partnership will recognize each Union, and each Union Employee shall participate in such plans and programs as are applicable to the Union Employees in accordance with the terms and conditions negotiated by the Partnership.

         (l) From and after the Asset Transfer Effective Time, Employees that are Partnership Employees shall cease to accrue service credit and benefits, except as expressly provided in this Section 1.7, under any and all welfare plans of Contributor and its Affiliates, under any and all pension plans of Contributor and its Affiliates, and under any and all non-ERISA plan or programs of Contributor and its Affiliates, in which participation had been available to such Employees prior to the Asset Transfer Effective Time; provided, however, that Contributor at its sole expense may provide additional benefits to such Partnership Employees.

         (m) Except as otherwise provided in this Section 1.7, Contributor and the Partnership agree that this Agreement does not contemplate the transfer of any assets or liabilities from any benefit plan of Contributor to any Partnership Benefit Plan. The Partnership hereby waives any and all claims that the Partnership or any of its Affiliates might have to any of the assets of any plan of Contributor or its Affiliates.

         (n) Except with respect to Assumed Liabilities (other than Assumed Liabilities described in Section 1.5(a)(v)), Contributor shall retain the sole responsibility for, and shall continue to pay, all hospital, medical, and health care continuation coverage benefits as described in section 4980B of the Code, life insurance, disability, other welfare plan expenses and benefits (including all benefits under any benefit plan of Contributor), and worker's compensation for employees of Contributor (including each Employee) and their covered dependents, including "qualified beneficiaries" within the meaning of section 607(3) of ERISA, with respect to claims incurred prior to the Asset Transfer Effective Time. In addition, except with respect to Assumed Liabilities (other than Assumed Liabilities described in Section 1.5(a)(v)), Contributor shall retain sole responsibility for the payment of any claim for medical benefits, health care continuation coverage benefits as described in section 4980B of the Code, life insurance benefits or other welfare benefits by, Exposure Claims by, or any other item of compensation or benefits payable under any Contributor Plan to, (i) any employee of Contributor after the Asset Transfer Effective Time, and
(ii) any former employee of Contributor who retired, died, became disabled or otherwise terminated employment prior to the Asset Transfer Effective Time. Expenses and benefits relating to such claims incurred by Partnership Employees and their covered dependents attributable to employment with the Partnership on or after the Asset Transfer Effective Time shall be the sole responsibility of the Partnership under the terms of its benefit plans. For the purposes of this
Section 1.7(n), a claim is deemed incurred when the medical or other therapeutic services giving rise to the claim were performed.

         (o) Except as otherwise specified in this Section 1.7 and except with respect to Exposure Claims, the Partnership hereby agrees to indemnify Contributor and its Affiliates and to defend and hold Contributor and its Affiliates harmless from and against any claims, losses, expenses, obligations, and liabilities (including cost of defense and reasonable attorney's fees) asserted against and imposed on Contributor and its Affiliates and arising out of or otherwise in respect of the following:

                  (i) any failure by the Partnership to comply with its obligations hereunder or otherwise with respect to any Partnership Employee;

                  (ii) any suit or claim of violation brought against Contributor or its Affiliates under WARN for any actions taken by the Partnership after the Asset Transfer Effective Time with regard to the Partnership Employees at any facility, site of employment or operating unit affected by this Agreement;

                  (iii) all claims by any Partnership Employee attributable to employment after the Asset Transfer Effective Time who the Partnership or its Affiliates actually or constructively terminates or by any spouse, dependent, estate or other beneficiary of such Employee; or

                  (iv) any claims or charges by or relating to Employee concerning wrongful termination, discrimination, harassment, or violation of (1) the Fair Labor Standards Act, (2) the Labor Management Relations Act, (3) WARN, (4) the Americans With Disabilities Act, (5) ERISA, (6) the Consolidated Omnibus Budget Reconciliation Act of 1985,
         (7) the National Labor Relations Act, (8) the Family and Medical Leave Act, (9) the Health Insurance Portability and Accountability Act, (10) Title VII of the Civil Rights Act of 1964,

         (11) the Age Discrimination in Employment Act, or (12) any and all applicable state and local laws relating to employees or labor relations;

all as attributable to the conduct of the Partnership or its Affiliates with respect to such Employee relating to the period subsequent to the Asset Transfer Effective Time.

         (p) Nothing expressed or implied in this Agreement shall confer upon any Employee or any other Person other than the parties hereto, or any legal representative thereof, any rights or remedies, including any right to employment, whether directly or as a third party beneficiary, or continued employment for any specified period, of any nature or kind whatsoever.

         (q) Except as otherwise specified in this Section 1.7 and except with respect to Assumed Liabilities (other than the Assumed Liabilities described in Section 1.5(a)(v)), Contributor agrees to indemnify the Partnership and to defend and hold the Partnership and its Affiliates harmless from and against claims, losses, expenses, obligations, and liabilities (including costs of defense and reasonable attorney's fees) arising out of or otherwise in respect of the following: (i) any Contributor employee benefit plans, or claims of employees or former employees of Contributor or of any spouse, dependent, estate, or other beneficiary of such employees or former employees attributable to employment with Contributor or any of its Affiliates, including any such liability or obligation that may arise under Section 1.7(n), and (ii) any claims or charges relating to wrongful termination, discrimination, harassment, or violation of (1) the Fair Labor Standards Act, (2) the Labor Management Relations Act, (3) WARN, (4) the Americans With Disabilities Act, (5) ERISA, (6) the Consolidated Omnibus Budget Reconciliation Act of 1985, (7) the National Labor Relations Act, (8) the Family and Medical Leave Act, (9) the Health Insurance Portability and Accountability Act, (10) Title VII of the Civil Rights Act of 1964, (11) the Age Discrimination in Employment Act, or (12) any and all applicable state and local laws relating to employees or labor relations, all as attributable to the conduct of Contributor or its Affiliates with respect to (I) any employees or former employees of Contributor who do not become Partnership Employees relating to the periods both before and after the Asset Transfer Effective Time, and (II) the Employees, attributable to employment with Contributor or any of its Affiliates.

         (r) Representatives of the Partnership shall be entitled to meet with the Employees at mutually agreeable times prior to the Asset Transfer Effective Time to explain and answer questions about the conditions, policies and benefits of employment by Partnership after the Asset Transfer Effective Time. Contributor shall cooperate with the Partnership until the Asset Transfer Effective Time in communicating to such Employees any additional information concerning employment after the Asset Transfer Effective Time which such Employees may seek, or which the Partnership may desire to provide, and during normal business hours shall allow additional meetings by representatives of the Partnership with such Employees upon the reasonable request of the Partnership. In addition, Contributor and the Partnership agree to furnish each other with appropriate records for each of the Employees, subject to customary confidentiality restrictions, compliance with Legal Requirements and appropriate employee consents, as may be necessary to assist in proper benefit administration.

         (s) The indemnity provisions of this Section shall be subject to the requirements of Section 5.3.

         1.8   JOINT CONTRACTS.

         (a) Any Contributed Contracts contributed to the Partnership pursuant to Section 1.1 that relate principally to the Contributed Business but also relate to the business (other than the Contributed Business) of Contributor or its Affiliates will be made available to Contributor and its Affiliates by the Partnership pursuant to arrangements by which Contributor and its Affiliates will enjoy the benefits of such Contributed Contracts as they relate to their business (other than the Contributed Business) on the same terms and conditions as the Partnership.

         (b) Any Contracts that relate principally to the business (other than the Contributed Business) of Contributor or its Affiliates but also relate to the Contributed Business will be made available to the Partnership by Contributor or its Affiliates pursuant to arrangements by which the Partnership will enjoy the benefits of such Contracts as they relate to the Contributed Business on the same terms and conditions as Contributor or its Affiliates.

         1.9 RETAINED BUSINESS; SUPPORT SERVICES. In addition to the Partnership's rights under the Related Agreements, for two years from the date hereof, the Partnership shall have the right to purchase services from the Retained Business at full cost and otherwise on arms'-length terms, in all cases where it is reasonable under all the circumstances for the Retained Business to provide such services but in no event in excess of the quantity of, or in kind other than, such services provided to the Contributed Business prior to the Asset Transfer Effective Time. In addition, for two years from the date hereof, the Retained Business shall have the right to purchase services from the Partnership at full cost and otherwise on arms'-length terms, in all cases where it is reasonable under all the circumstances for the Partnership to provide such services. In no event, however, shall this Section 1.9 override the express terms and conditions of a Related Agreement as to particular services.

                                    SECTION 2
                  REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
                  ---------------------------------------------

         Except as set forth on Schedule 2, Contributor and Geon LP jointly and severally represent and warrant to the Partnership as follows:

         2.1   EMPLOYEE BENEFITS.

         (a) Schedule 2.1 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of section 3(2) of ERISA), program, agreement or arrangement, whether formal or informal, written or oral, and whether legally binding or not, sponsored, maintained or contributed to or required to be contributed to by Contributor or by any trade or business, whether or not incorporated, that, together with Contributor, would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, a "controlled group" within the meaning of section 414(b) of the Code, "trades or businesses under common control" within the meaning of section 414(c) of the Code, or an "affiliated service group" within the meaning of section 414(m) of the Code (an "ERISA Affiliate") within the last three years, for the benefit of any employee, former employee, consultant, officer, or director of Contributor or its Affiliates (collectively, the "Plans"). Neither Contributor nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Plan or to modify or change any existing Plan that would affect any employee or terminated employee of Contributor or any ERISA Affiliate. There has been no merger, consolidation, or transfer of assets or liabilities (including any spinoff, split up or split off) with respect to any of the ERISA Plans.

         (b) With respect to each of the Plans, neither Contributor nor any ERISA Affiliate is obligated to continue with any such Plan beyond the Asset Transfer Effective Time.

         (c) To the extent necessary or appropriate for the proper operation and administration of each of the Plans, the participant and beneficiary records of each Plan accurately state the history of each participant and beneficiary in connection with such Plan and accurately states the benefits earned and owed to each person under such Plan.

         (d) To the Knowledge of Contributor, each of the Plans is, and has always been, operated in all respects in accordance with all Legal Requirements, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of section 3(2) of ERISA) have always acted in accordance with the provisions of all Legal Requirements, the Plan documents and written descriptions of the Plans. Each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and has received a currently applicable favorable determination letter, and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification.

         (e) No liability under Title IV of ERISA has been incurred, directly or indirectly, by Contributor or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Contributor or an ERISA Affiliate of incurring liability under such Title, other than a liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. To the extent that this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Contributor or an ERISA Affiliate made, or was required to make, contributions during the three year period ending on the last day of Contributor's most recent fiscal year.

         (f) The PBGC has not instituted any Proceedings to terminate any of the ERISA Plans, and no condition exists that presents a material risk that any such Proceedings will be instituted.

         (g) No reportable event within the meaning of section 4043 of ERISA, or prohibited transaction within the meaning of section 406 of ERISA, has occurred with respect to any Plan.

         (h) Neither Contributor, any ERISA Affiliate, any of the ERISA Plans or any trust created thereunder nor any trustee or administrator thereof has engaged in any transaction or has taken or failed to take any action in connection with which Contributor, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to any liability, fine, penalty, tax or related charge under section 409, section 502(c)(i) or (1), or section 4071 of ERISA or Chapter 43 of the Code, or the imposition of a lien pursuant to section 401(a)(29) or 412(n) of the Code. Each welfare plan of Contributor or any ERISA Affiliate that is subject to section 1862(b)(1) of Social Security Act has been operated in compliance with the secondary payor requirements of such section.

         (i) No assets of any of the Plans are invested, directly or indirectly, in real or personal property used by Contributor or, with respect to the ERISA Plans, any ERISA Affiliate. There is sufficient liquidity of assets in each of the funded Plans to promptly pay for the benefits earned and other liabilities owed under such Plan. With respect to each of the Plans, no insurance contract, annuity contract, or other agreement or arrangement with any financial or other organization would impose any penalty, discount or other reduction on account of the withdrawal of assets from such organization or the change in the investment of such assets.

         (j) No Plan is a "multiemployer plan" as such term is defined in section 3(37) of ERISA. No Plan is a plan maintained by more than one employer (a so-called "multiple employer plan") for purposes of section 413(c) of the Code.

         (k) No amounts payable under the Plans or any other agreement or arrangement to which Contributor or any ERISA Affiliate is a party will, as a result of the transactions contemplated by this Agreement, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

         (l) No "leased employee," as that term is defined in section 414(n) of the Code, performs services for Contributor or any ERISA Affiliate.

         (m) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Contributor or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

         (n) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of Contributor or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

         (o) There is, and has been, no actual, and to the Knowledge of Contributor, no anticipated, threatened or expected, litigation or arbitration concerning or involving any of the Plans. No complaints to or by any Authority have been filed, or, to the knowledge of Contributor, are threatened or expected, with respect to any of the Plans. No claims have been made, or, to the Knowledge of Contributor, are expected, with respect to any bond or any fiduciary or other similar insurance with regard to the actions of any Person in connection with any of the ERISA Plans or other funded Plans, nor has there been, nor is there, to the Knowledge of Contributor, expected, any notice to any insurer under any such bond or policy with regard to any of such Plans. No application for any bond or fiduciary liability or similar insurance policy has been issued subject to any qualification, condition or exclusion.

         (p) Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Contributor or any of its Affiliates to severance pay, unemployment compensation or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or officer, (iii) result in any employment-related expenses or liabilities, the full cost of which will not be paid by Contributor, or (iv) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

         2.2   LABOR RELATIONS.

         (a) As related to the Contributed Business, (i) there are no collective bargaining agreements or other similar agreements, arrangements or undertakings, written or oral, with employees as a group to or by which Contributor is a party or is bound, (ii) no employees of Contributor are represented by any labor organization, collective bargaining representative or group of employees, (iii) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of Contributor in an appropriate unit of Contributor, (iv) Contributor has not been the subject of any representational campaign or organizing activity by any union or other organization or group seeking to become the collective bargaining representative of any of Contributor employees, (v) Contributor has not been subject to, or threatened with, any strike, labor dispute, slowdown, stoppage, or other concerted labor activity or dispute during the period of 12 months prior to the date hereof, (vi) Contributor is not obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees, and (vii) to the Knowledge of Contributor, employer-employee relations of Contributor are generally satisfactory.

         (b) As related to the Contributed Business, Contributor is in compliance in all material respects with all Legal Requirements pertaining to labor, employment and employment practices and wages, hours, and other terms and conditions of employment, with respect to Contributor employees, including each Legal Requirement pertaining to equal opportunity, discrimination, immigration, promotion or pay of employees, wages, hours of work, family or medical leaves of absence, plant closings and layoffs, collective bargaining, occupational safety and health, unemployment, and ERISA. There is no pending, or to the Knowledge of Contributor, threatened, Proceeding by or before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Authority in connection with any current, former or prospective employee related to the Contributed Business.

         (c) As related to the Contributed Business, Contributor (i) has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, (iii) is not delinquent with respect to any payment to any trust or other fund or to any Authority with respect to unemployment compensation benefits, workers' compensation, social security, or other benefits for Employees, and (iv) is not liable for any Taxes, fines, or penalties, or involved in any pending or, to the Knowledge of Contributor, threatened Proceeding for the failure (or alleged failure) to comply with any of the foregoing.

         2.3   TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES; LEASES.

         (a) Each of Contributor and Contributed Subsidiary has good and marketable title to all of its Fee Interests, free and clear of all Encumbrances, except (i) any prior reservations, rights of way, easements and other matters of record to the extent valid, subsisting and affecting the Assets, (ii) any prior unrecorded easements set forth in a written instrument or agreement for which permanent improvements have been constructed in such a manner as to be apparent to the Partnership from inspection of the Assets to the extent valid, subsisting and affecting the Assets, (iii) liens for current Taxes not yet due and payable and mechanics and similar statutory liens arising in the ordinary course of business, (iv) liens of employees and laborers for current wages not yet due, (v) building, zoning and health regulations of the jurisdictions in which the Assets are located, (vi) such imperfections of title or Encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets as they are currently being used or as otherwise would not reasonably be expected to have a Material Adverse Effect, and (vii) any matters disclosed by surveys obtained in connection with the transactions contemplated by this Agreement.

         (b) Each of Contributor and Contributed Subsidiary is the sole lessee under its Leases and the sole party entitled to its Leasehold interests in favor of the lessee thereunder, and the sole owner of the permanent improvements (other than fixtures) situated on its Leased Premises, free and clear of all Encumbrances affecting its Leaseholds except (i) any prior reservations, easements and other matters of record to the extent valid, subsisting and affecting the Assets, (ii) any prior unrecorded easements set forth in a written instrument or agreement for which permanent improvements have been constructed in such a manner as to be apparent to the Partnership from inspection of the Assets to the extent valid, subsisting and affecting the Assets, (iii) liens for current Taxes not yet due and payable and mechanics and similar statutory liens arising in the ordinary course of business, (iv) liens of employees and laborers for current wages not yet due, (v) building, zoning and health regulations of the jurisdictions in which the Assets are located, (vi) such imperfections of title or Encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets or as otherwise would not reasonably be expected to have a Material Adverse Effect, and (vii) any matters disclosed by surveys obtained in connection with the transactions contemplated by this Agreement. Neither Contributor nor any Affiliate thereof has received from or delivered to the lessors under such Leases any written notice of termination or threat of termination of such respective Leases. True and complete copies of all written lease agreements (including any written amendments, modifications or assignments thereof) constituting, or evidencing the terms of, such Leases have been delivered or made available to the Partnership. No material default or event of default on the part of a Contributor or any Affiliate thereof under the provisions of any of such Leases, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of such Contributor, has occurred (which default or event of default has not been cured). Contributor and its Affiliates have not received any written notice from any lessor under any Lease, that any material default or event of default on the part of Contributor or such Affiliate, as lessee, under the provisions of any Leases, or that any event that with the giving of notice or passage of time or both would constitute such a default or an event of default on the part of Contributor or any such Affiliate, as lessee, has occurred (which default or event of default has not been cured). To Contributor's Knowledge, no material default or event of default on the part of the lessor under the provisions of any of such Leases, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of any such lessor, has occurred (which default or event of default has not been cured).

         (c) Contributor or its Affiliates have good title to all of the personal property constituting Assets (other than the Contributed Intellectual Property) owned or purported to be owned by it, free and clear of all Encumbrances, except for liens for Taxes not yet due and payable and such Encumbrances, if any, that do not in the aggregate materially detract from the value or materially interfere with the use of the Assets (as they are currently being used) or as otherwise would not reasonably be expected to have a Material Adverse Effect.

         (d) No Asset is burdened by (i) an Encumbrance that secures an obligation that is of such a nature that, after the consummation of the transactions contemplated by this Agreement, (A) will be binding upon or applicable to a Person other than the Partnership or (B) in the event of a breach of such obligation by a Person other than the Partnership, would cause such Asset to be foreclosed upon or otherwise taken from the Partnership or (ii) an Encumbrance that secures Indebtedness.

         2.4 TITLE MATTERS; DEFECTS IN IMPROVEMENTS. To Contributor's Knowledge, there are no trespassers or other adverse parties in possession on or affecting the Fee Interests, the Leased Premises or the Leaseholds of Contributor or any of its Affiliates that would reasonably be expected to have a Material Adverse Effect. Contributor and its Affiliates have not granted and none of the foregoing is party to any unrecorded options, rights of refusal, sales contracts or other such contractual rights to acquire such Fee Interests, Leased Premises or Leaseholds in favor of any third parties relating to its Fee Interests, Leased Premises or Leaseholds. No written notice has been received by Contributor or any of its Affiliates (i) from any insurance company or any Authority with respect to its Fee Interests, Leased Premises or Leaseholds or by any board of fire underwriters claiming any material defects or deficiencies or requiring the performance of any repairs, replacement, alteration or other work relating to the permanent improvements situated thereon (in each case, which have not been cured) or (ii) from any other Person making an adverse claim against the Assets.

         2.5 WORKING CAPITAL. Including for this purpose the Specified Working Capital Items, (a) Contributor has operated the Contributed Business in the ordinary course of business from June 24, 1998 to the Asset Transfer Effective Time such that its Inventory, Stores Inventory, Prepaid Expenses, Accounts Receivable and Trade Accounts Payable, as of the Asset Transfer Effective Time, are at substantially the same level as would have existed for Contributor without regard to the transactions contemplated by the Master Transaction Agreement, and (b) the level of Working Capital of Contributor as of the Asset Transfer Effective Time is reasonably sufficient to operate the Contributed Business consistent with current and historical practices.

         2.6 GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS. The Government Licenses constitute all those necessary for the normal operation and conduct of the Contributed Business as it is currently operated and conducted, except where the failure to have such Government Licenses would not reasonably be expected to have a Material Adverse Effect.

         2.7 ALL NECESSARY ASSETS. Including for this purpose the Excluded Railcars, the Assets together with the rights under this Agreement and the Related Agreements constitute all property and other rights necessary to enable the Partnership to operate and conduct the Contributed Business in substantially the same manner as it is being operated and conducted on the date of this Agreement, except in all cases where the failure of the Partnership to acquire such property or other rights by conveyance or license would not in the aggregate reasonably be expected to have a Material Adverse Effect.

         2.8 CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY AND CONTRACTUAL REQUIREMENTS. Contributor and its Affiliates are operating and conducting the Assets and the Contributed Business in compliance with all applicable Legal Requirements, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

         2.9 LEGAL PROCEEDINGS. Schedule 2.9 contains a complete and accurate list of all current Proceedings to which any of Contributor or its Affiliates is a party and involving the Assets. There is no Proceeding to which Contributor or its Affiliates is a party (i) that is pending or, to the Knowledge of Contributor, threatened, (ii) that relates in any way to the Assets, to the operation or conduct of the Contributed Business, or to the transactions contemplated by this Agreement, and (iii) that upon resolution adverse to Contributor or any of its Affiliates, could reasonably be expected to have a Material Adverse Effect.

         2.10   TAX MATTERS.

         (a) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

         (b) Except for the Indebtedness listed on Schedule 2.10, none of the Assets directly or indirectly secures any Indebtedness the interest on which is exempt from federal income taxation under the Code.

         (c) The interest on the Indebtedness listed on Schedule 2.10 is exempt from federal income taxation under the Code.

         (d) All tax returns of the Contributed Subsidiary, Canco 1 or Canco 2 that are required by any Legal Requirement to be filed with respect to periods ending on or prior to the Asset Transfer Effective Time have been timely filed, and all Taxes required to be paid for the periods covered by such tax returns or related to such tax returns have been timely paid in full by or on behalf of the Contributed Subsidiary, Canco 1 or Canco 2.

         (e) There are no Proceedings pending against Contributor, Geon LP, the Contributed Subsidiary, Canco 1 or Canco 2 or any of their respective Affiliates with respect to any Taxes due from the Contributed Subsidiary, Canco 1 or Canco 2 or for which the Contributed Subsidiary, Canco 1 or Canco 2 may be liable.

         (f) None of Contributor, Geon LP, the Contributed Subsidiary, Canco 1 or Canco 2 or any of their respective Affiliates has any outstanding agreement, waiver or arrangement (i) extending the statute of limitations with respect to Taxes due from any such party or (ii) agreeing to any extension of time with respect to any Tax assessment or deficiency for any taxable period for which the Contributed Subsidiary, Canco 1 or Canco 2 may be liable. There have been no issues raised in any audit or assessment of Contributor, Geon LP, the Contributed Subsidiary, Canco 1 or Canco 2 or any of their respective Affiliates that may result in the Contributed Subsidiary, Canco 1 or Canco 2 being liable for any Taxes.

         (g) There are no overall foreign losses associated with the Contributed Subsidiary.

         2.11 HSE MATTERS. Except as would not be reasonably likely to have a Material Adverse Effect:

         (a) (i) The Fee Interests, the Leased Premises and the operations of Contributor and its Affiliates in connection with the Assets are in compliance with all HSE Laws and (ii) to the extent arising out of Contributor's or its Affiliates' ownership, use or operation of the Assets, there are no Chemical Substances held, located, released, generated, treated, stored or disposed of on, under or from such Fee Interests or such Leased Premises or in, on or from any fixtures or permanent improvements thereon or transported, disposed or arranged for transport or disposal offsite such Fee Interests or such Leased Premises in excess or in contravention of any standard prescribed or permitted by any HSE Laws or that require corrective or other action pursuant to the provisions of any HSE Laws.

         (b) Since May 1, 1993, Contributor and its Affiliates have not received any written notice from any Authority, or any comparable written claim or notice from any other Person, naming Contributor or its Affiliates as a potentially responsible party, or otherwise notifying Contributor or any of its Affiliates of any potential liability under any HSE Law that relates in any way to any Chemical Substances stored or disposed on or under or generated by or derived or transported from the operations on the Fee Interests, or the Leased Premises of Contributor or any of its Affiliates, regardless of whether the events that gave rise to such claim or notice allegedly occurred before or after May 1, 1993.

         (c) Contributor and its Affiliates, as applicable, have been, since May 1, 1993, and are in compliance with all permits, licenses, approvals, permission, or authorizations necessary for its operations in connection with the Contributed Business to comply in all respects with then applicable HSE Laws and all such permits, licenses, approvals, permission, and authorizations have been issued and are in full force and effect.

         (d) (i) Contributor and its Affiliates have not received written notice of any actual, pending, threatened or potential Proceedings of any kind in connection with the Contributed

Business and HSE Laws, Product Exposure Claims or Exposure Claims (including exposure of any Person or the Environment to any Chemical Substances) ("HSE Proceedings") and (ii) Contributor and its Affiliates have no Knowledge of any facts, events or occurrences that are reasonably expected to result in any HSE Proceedings being brought.

         (e) Contributor and its Affiliates are not parties to, or subject to, the terms of, any consent order, consent judgment, consent decree, court or administrative order or judgment, agreement, schedule, or decree issued by any Authority with respect to any HSE Proceedings.

         (f) There are no underground storage tanks owned or operated by Contributor and its Affiliates in, on, or under the Fee Interests or Leased Premises, and Contributor and its Affiliates have no Knowledge of such tanks that were previously located thereon that have since been removed or abandoned in place.

         2.12 CONTRIBUTED SUBSIDIARIES. As of the time immediately after the consummation of the Closing: (i) the Partnership is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Contributed Subsidiary, and the Contributed Subsidiary is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Canco 2, in each case free and clear of any Encumbrances or limitations on the voting or transfer thereof; (ii) there are no subscriptions, options to purchase, rights of refusal, rights of first offer, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any kind obligating the Contributed Subsidiary or Canco 2 to issue, transfer, deliver or sell shares of the capital stock or other securities of, or interests in, the Contributed Subsidiary or Canco 2 or obligating the Contributed Subsidiary or Canco 2 to grant, extend or enter into any such agreement or commitment; (iii) the Contributed Subsidiary has no assets other than all of the issued and outstanding shares of capital stock of Canco 2, and has no Liabilities, whether accrued, contingent or otherwise, and whether due or to become due; and (iv) Canco 2 has no Liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (a) the Liabilities assumed by Canco 1 pursuant to the Geon Canada Transfer Agreement and (b) the Canco Lending Liability, if any.

                                    SECTION 3
                REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
                -------------------------------------------------

         The Partnership represents and warrants to Contributor as follows:

         3.1 DUE ORGANIZATION; GOOD STANDING AND POWER. The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware. The Partnership has all partnership power and authority to enter into this Agreement and the other Related Agreements and to perform its obligations hereunder and thereunder. The Partnership is duly authorized, qualified or licensed to do business as a foreign partnership, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify would not have a material adverse effect on the ability of the Partnership to perform its obligations hereunder or under the Assignment and Assumption Agreements.

         3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement and the other Related Agreements by the Partnership and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of the Partnership. No other partnership action is necessary for the authorization, execution, delivery and performance by the Partnership of this Agreement and the Related Agreements and the consummation by the Partnership of the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Partnership and constitute legal, valid and binding obligations of the Partnership, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

         3.3 NO CONSENTS REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH THE PARTNERSHIP IS A PARTY. The execution, delivery and performance of this Agreement and the Related Agreements by the Partnership and the consummation by it of the transactions contemplated hereby and thereby (i) will not require any Consent except for such Consents the failure of which to be obtained or made, would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Partnership's ability to perform its obligations hereunder or thereunder, and (ii) will not violate (with or without the giving of notice or the lapse of time or both), conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Partnership under, the Limited Partnership Agreement of the Partnership, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Partnership is a party or by which the Partnership or any of its assets or properties is bound, except for such violations, conflicts, breaches, terminations, defaults, accelerations or liens which would not in the aggregate reasonably be expected to have a material adverse effect on the Partnership's ability to perform its obligations hereunder or thereunder.

                                    SECTION 4
                      COVENANTS SUBSEQUENT TO CLOSING DATE
                      ------------------------------------

         4.1 ACCESS TO INFORMATION. Following the Closing Date, the Partnership shall afford, and will cause its Affiliates to afford, to Contributor, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of the Contributed Business with respect to the period prior to the Asset Transfer Effective Time (and any personnel familiar therewith) to the extent that such access may be reasonably required by Contributor to facilitate (i) the preparation by Contributor or its Affiliates of such tax returns as it may be required to file with respect to the operations of the Assets and the Contributed Business or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against Contributor or its Affiliates in connection with the Assets or the Contributed Business, (iii) the payment of any amount in connection with any liabilities or obligations which have not been assumed by the Partnership under this Agreement, (iv) the preparation by Contributor or its Affiliates of financial statements and reports, and (v) for any other reasonable business purpose. For a period of ten years after the date of this Agreement, the Partnership will not dispose of, alter or destroy any such books, records and other data without giving 90 days' prior notice to

Contributor to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. Without limiting the foregoing, Contributor shall cooperate fully in the preparation of the balance sheets, statements of income and retained earnings and statements of cash flow of the Contributed Business and shall provide access to financial books and records and all such information as may be reasonably requested by OCC or any of its Affiliates, in connection with the satisfaction of disclosure requirements under the federal securities laws, any Legal Requirement or as may otherwise be appropriate or necessary.

         4.2 MAIL OR OTHER COMMUNICATIONS. Contributor authorizes and empowers the Partnership on and after the Closing Date to receive and open all mail received by the Partnership relating to the Contributed Business or the Assets and to deal with the contents of such communications in any proper manner. Contributor shall promptly deliver to the Partnership any mail or other communication received by it on and after the Closing Date pertaining to the Contributed Business or the Assets and any cash, checks or other instruments of payment to which the Partnership is entitled. The Partnership shall promptly deliver to Contributor any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets or liabilities not assumed by the Partnership, and any cash, checks or other instruments of payment in respect of such.

         4.3 ASSET TRANSFER EFFECTIVE TIME BALANCE SHEET. Not later than 60 days after the Closing Date, Contributor shall cause its independent accountants to prepare and deliver to Contributor and the Partnership a consolidated audited balance sheet of the Contributed Business and the Transferred Business as of the Asset Transfer Effective Time (the "Asset Transfer Effective Time Balance Sheet"). The Asset Transfer Effective Time Balance Sheet shall be prepared in accordance with GAAP, consistent with past practices. In addition, Contributor shall prepare and deliver to the Partnership such other financial statements or information as the Partnership may reasonably request in connection with any proposed Partnership financing.

         4.4 INSURANCE CLAIMS. From and after the Closing Date, Contributor and the Partnership shall each cooperate in making information available to the other to assist the other in preparing and filing any insurance claims relating to occurrences prior to the Asset Transfer Effective Time and pertaining to the Contributed Business. From and after the Closing Date, Contributor shall not be required to maintain any policy, binder or contract of insurance that provides coverage for Contributor, any of its Affiliates or the Assets and covers the Assets or the Contributed Business. Contributor or its representatives may, after the Closing Date, cancel any such policy, binder or contract of insurance that covers the Assets or the Contributed Business by issuing a cancellation notice with respect to such policies owned by Contributor.

         4.5 SPECIAL COVENANT. Contributor agrees to use all reasonable efforts to obtain as soon as practicable the approval from, or other agreement with, B.
F. Goodrich Company as contemplated by Schedule 4.3(g) to the Master Transaction Agreement, all at the sole cost and expense of Contributor.

                                    SECTION 5
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         5.1 SURVIVAL LIMITATIONS. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the date that is 24 months after the Asset Transfer Effective Time, except for the representations and warranties contained in (i) Section 2.10, which shall survive until the expiration of the applicable statute of limitations, (ii) Sections 2.3 and 2.4, which shall survive until the date that is ten years after the Asset Transfer Effective Time and shall not be merged with the Assignment and Assumption Agreements, and (iii) Section 2.12, which shall survive without limitation. No action can be brought with respect to any breach of any representation or warranty (except with respect to Section 2.12) pursuant to this Agreement unless a written notice that complies with Section 5.3 has been delivered pursuant to such Section 5.3 prior to the expiration of the survival period applicable to such representation or warranty; PROVIDED that upon the giving of such notice, notwithstanding any other provision of this Agreement, the representation and warranty that is the basis of such action shall continue only with respect to such action beyond the time at which the representation and warranty would otherwise terminate, and only until the resolution of such action pursuant to this Agreement.

         5.2   INDEMNIFICATION.

         (a) Subject to the other provisions of this Section 5, Contributor hereby agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Partnership, its partners, their Affiliates and their respective officers, directors and employees from, against and in respect of any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including costs of defense and attorneys' fees) and other liabilities (any of the foregoing being a "Liability") incurred or suffered by such indemnitees arising out of, in connection with or relating to:

                  (i) Any misrepresentation in or breach of the representations and warranties of Contributor or any of its Affiliates in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement, or the Master Transaction Agreement, PROVIDED that any Liability arising out of, in connection with or relating to any breach of the warranties in any Assignment and Assumption Agreement that is not a breach of the warranties in this Agreement shall not be indemnified against pursuant to this Section 5;

                  (ii) Any failure of Contributor or any of its Affiliates to perform any of its covenants or obligations contained in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement, or the Master Transaction Agreement;

                  (iii) Any obligation or liability relating to the Excluded Assets;

                  (iv)  Any Exposure Claim;

                  (v) Any Product Exposure Claim that is not an Assumed
         Liability;

                  (vi) Any HSE Claim that is related to a Pre-Closing Liability and that is not an Assumed Liability;

                  (vii) Any Third Party Claim (other than Exposure Claims, Product Exposure Claims and HSE Claims) that is related to a Pre-Closing Liability and that is not an Assumed Liability;

                  (viii) Any obligation (A) for the payment of severance benefits to employees of Contributor or any of its Affiliates except as set forth in Section 1.7, (B) attributable to Contributor's or any of its Affiliates' employment of any employee, agent or independent contractor prior to the Asset Transfer Effective Time or (C) assumed by Contributor and its Affiliates pursuant to Section 1.7;

                  (ix) Any Taxes of Contributor, Contributed Subsidiary, Canco 1, Canco 2 or Geon LP for any taxable period or portion thereof ending before the Asset Transfer Effective Time or arising from any of the transactions contemplated by this Agreement, except to the extent otherwise provided in Sections 6.2(c) and (d); or

                  (x) any Proceeding instituted or asserted against the Partnership by any Person (A) that arises, directly or indirectly, as a result of the parcels identified as "Assigned Area C" and "Assigned Area D" on the survey of Contributor's Pedricktown, New Jersey facility (collectively, the "Parcels") not being owned by Contributor, but instead being owned by B.F. Goodrich Company or (B) to prevent, prohibit, or place a material restriction upon the Partnership from utilizing the Parcels in connection with its operation of the Contributed Business.

PROVIDED, HOWEVER, that the following provisions shall apply to the indemnification obligations of Contributor:

                  (A) Contributor, in the aggregate, shall not have any indemnification obligation under clause (i) above for any individual Liability (I) unless the amount of such Liability exceeds $100,000 (the "Individual Basket") (it being understood that all Liabilities arising from the same event, condition or set of circumstances shall be considered as an individual Liability for purposes of such calculation) and (II) until the total of all Liabilities under said clause (i) equals an aggregate deductible of $500,000 (the "Deductible") (after which point, subject to clause (I) above, Contributor will be obligated to indemnify the Partnership and the other indemnitee against such further Liabilities); and PROVIDED, FURTHER, that the parties agree that the amount of Liability for which indemnification may be sought for breach of any representation or warranty under clause (i) above shall be calculated taking into account the Individual Basket and Deductible but without regard to any qualification or exception regarding materiality or Material Adverse Effect qualification contained in such representation or warranty (it being understood that such materiality or Material Adverse Effect qualifications shall apply for purposes of determining whether there has been such a breach in the first place, but once it has been established that there is such a breach, the

         Partnership and the other indemnitee shall be entitled to indemnity relating back to the first dollar, subject to the Individual Basket and Deductible); and PROVIDED, FURTHER, that this clause (A) shall not be applicable to a misrepresentation in or a breach of the representations and warranties in Section 2.3(d)(ii).

                  (B) If Contributor is indemnifying against a particular Liability under two or more of clauses (i) - (x) above, the Partnership and the other indemnitee shall have the right to select the clause or clauses under which they seek indemnification; PROVIDED, that the aggregate indemnification shall in no event exceed the amount of the particular Liability.

         (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT FOR CLAIMS ARISING SOLELY UNDER SECTION 5.2(a)(x), NEITHER CONTRIBUTOR NOR ANY OF ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL OR OTHER SIMILAR DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY AN INDEMNIFIED PARTY (I.E., A CLAIM BY AN INDEMNIFIED PARTY THAT DOES NOT SEEK REIMBURSEMENT FOR A THIRD PARTY CLAIM PAID OR PAYABLE BY SUCH INDEMNIFIED PARTY) WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF CONTRIBUTOR OR ANY OF ITS AFFILIATES. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY SUCH INDEMNIFIED PARTY UNDER POLICIES TO THE EXTENT THAT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE RELATING TO SUCH LOSS, LIABILITY OR EXPENSE.

         (c) Notwithstanding the provisions of this Section 5 to the contrary, it is expressly agreed that Contributor shall not be required to indemnify the Partnership and the other indemnitee for any Liability arising out of, in connection with or related to any HSE Claim to the extent that the action, condition, event, circumstance or other basis for the HSE Claim was exacerbated or accelerated by the Partnership. The Partnership shall not be deemed to have exacerbated an action, condition, event, circumstance or other basis for an HSE Claim by reason of the continuance thereof after the Asset Transfer Effective Time (i) under circumstances where the Partnership does not know of its existence and has not breached any affirmative legal duty to have conducted an investigation or inquiry that would have uncovered the matter or (ii) under circumstances where the Partnership does know of its existence but is taking commercially reasonable actions to cure the matter or to otherwise achieve compliance in a commercially reasonable and prudent manner. By way of example, and not by way of limitation, the following actions by the Partnership shall not be deemed to be exacerbation or acceleration of any HSE Claim or any condition, event, circumstance or other basis therefor:

                           (A) any action required to comply with Legal
                  Requirements or with any Contracts with third parties;

                           (B) any action that, in the Partnership's reasonable
                  judgment, is necessary to be taken in emergencies or in order to protect human health and safety from any imminent and substantial endangerment;

                           (C) any investigation, or any report to any
                  Authority, directly resulting from repair or maintenance activities necessary to the continued operation of the Assets or from the replacement, relocation, demolition, closure or expansion of buildings, structures, fixtures or other improvements on or appurtenant to the Fee Interests or the Leaseholds (where there was no reasonably practicable alternative, in the reasonable judgment of the Partnership, to effecting such replacement, relocation, demolition, closure or expansion in the place and manner in which it was effected), which investigation or report is required pursuant to HSE Laws, including waste classification or characterization and reports of Releases or the presence of Chemical Substances, if such discovery is made in the ordinary course of such activities;

                           (D) periodic compliance or management system audits
                  conducted in the ordinary course of business, including any OSHA Star or IS 14000 audits;

                           (E) responding to an inquiry, inspection, request for
                  information or other communication from an Authority, regardless of whether a subpoena or other Legal Requirement mandates a response;

                           (F) responding to an inquiry, request for information
                  or other communication from a third party, regardless of whether a subpoena or other Legal Requirement mandates a response, and providing information to a community advisory panel or the public;

                           (G) filing or processing applications for issuance,
                  renewal, modification, amendment or termination of Government Licenses and providing information to an Authority or other third party in connection therewith; or

                           (H) participating in or communicating with a group of
                  potentially responsible parties involved in a Remedial Action, regardless of whether a subpoena or other Legal Requirement mandates such participation or communication, if the Partnership believes in good faith that such participation or communication may reduce any Liability associated with such Remedial Action.

         (d) Subject to the other provisions of this Section 5, the Partnership hereby indemnifies, to the fullest extent permitted by applicable law, Contributor and its Affiliates, officers, directors and employees against and agrees to hold each of them harmless from any and all Liability incurred or suffered by such indemnitee arising out of or relating to:

                  (i) Any misrepresentation in or breach of the representations and warranties of the Partnership or the failure of the Partnership to perform any of its covenants or obligations contained in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement or the Master Transaction Agreement;

                  (ii)  Assumed Liabilities; or

                  (iii) Any HSE Claim to the extent arising out of the Partnership's exacerbation or acceleration of such HSE Claim.

         (e) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE PARTNERSHIP NOR ANY OF ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL OR OTHER SIMILAR DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY AN INDEMNIFIED PARTY (I.E., A CLAIM BY AN INDEMNIFIED PARTY THAT DOES NOT SEEK REIMBURSEMENT FOR A THIRD PARTY CLAIM PAID OR PAYABLE BY SUCH INDEMNIFIED PARTY ) WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF THE PARTNERSHIP. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY SUCH INDEMNIFIED PARTY UNDER POLICIES TO THE EXTENT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE RELATING TO SUCH LOSS, LIABILITY OR EXPENSE.

         (f) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, CONTRIBUTOR AND GEON LP MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND THERE ARE NO EXPRESS OR IMPLIED CONDITIONS, AS TO THE FOLLOWING MATTERS: THE MAINTENANCE, REPAIR, DESIGN OR MARKETABILITY OF THE TANGIBLE PERSONAL PROPERTY AND FIXTURES THAT CONSTITUTE PART OF THE CONTRIBUTED BUSINESS OR ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF SUCH TANGIBLE PERSONAL PROPERTY AND FIXTURES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE PARTNERSHIP SHALL BE DEEMED TO BE OBTAINING RIGHTS IN SUCH TANGIBLE PERSONAL PROPERTY AND FIXTURES IN THE PRESENT STATE OF REPAIR OF SUCH TANGIBLE PERSONAL PROPERTY AND FIXTURES, "AS IS, WHERE IS, AND WITH ALL FAULTS."

         (g) The rights provided to each Indemnified Party pursuant to this
Section 5, as limited by and subject to the provisions of this Section 5, shall be such Indemnified Party's sole remedy for breach of any representation or warranty by or covenant or obligation of any Indemnifying Party under this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement and the Master Transaction Agreement, or arising in connection with or related in any way to the subject matter of this Agreement or such agreements. Each Indemnified Party hereby waives and relinquishes any other rights, remedies, causes of action or other claims in respect of any such breach, including equitable and common law rights and rights created by statute, that such Indemnified Party would otherwise have for any such breach or with respect to this Agreement or such agreements or any Liability arising from, in connection with or related to the subject matter of this Agreement, including any such Liability arising from, in connection with or related to HSE Laws.

         5.3   PROCEDURES.

         (a) Any Person seeking indemnification under Section 5.2 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim that does not involve a Third Party Claim, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party disputes such claim and such dispute is not resolved by the parties, such dispute shall be resolved in accordance with Section 6.8.

         (b) If an Indemnified Party is notified of a Third Party Claim that may give rise to a claim for indemnification against any Indemnifying Party under this Section, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing (including copies of all papers served with respect to such Third Party Claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement; PROVIDED that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 5 except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party.

         (c) Any Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including by making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, PROVIDED that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; and PROVIDED FURTHER that the Indemnifying Party will not, without the written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that (A) does not provide for the unconditional written release of, or final resolution of, Liability of the Indemnified Party with respect to such Third Party Claim, or (B) places any obligations, other than payment obligations fully indemnified by the Indemnifying Party under this Agreement, on the Indemnified Party or on or relating to the Assets. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

         (d) If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of Section 5.3(a) or (b), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to Section 5.3(c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, including interest from the date any sum is so expended by the Indemnified Party at a rate calculated pursuant to Section 13.16(b) of the Limited Partnership Agreement of the Partnership (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; PROVIDED that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; and PROVIDED FURTHER, that the Indemnified Party will not, without the written consent of the Indemnifying Party, consent to the entry of any judgment or enter into any settlement that (i) does not provide for the unconditional written release of, or final resolution of, Liability of the Indemnifying Party with respect to such Third Party Claim, or (ii) places any obligations, other than payment obligations fully indemnified by the Indemnifying Party under this Agreement, on the Indemnifying Party or on or relating to the Assets. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

         (e) Notwithstanding the other provisions of this Section 5.3, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 5.3 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
5.3 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute, together with interest as provided in Section 5.3(d).

         (f) After it has been determined, by acknowledgment, agreement, or ruling of court of law, that an Indemnifying Party is liable to the Indemnified Party under this Section 5, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Liability within ten business days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Liability but only to the extent actually paid or suffered by or on behalf of the Indemnified Party.

         (g) In the event a Third Party Claim is brought in which both the Partnership and Contributor are alleged to be liable or the liability as between the Partnership and Contributor is alleged to be joint, or in which the entitlement to indemnification under this Section 5 has not been determined, the Partnership and Contributor shall cooperate in the joint defense of such Third Party Claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such matter. Such joint defense shall be under the general management and supervision of the party that is expected to bear the greater share of the liability, unless otherwise agreed; PROVIDED, HOWEVER, that neither party shall settle or compromise any such joint defense matter without the consent of the other, which consent shall not be unreasonably withheld or delayed. Any uninsured costs of such joint defense shall be borne as the parties may agree, PROVIDED, HOWEVER, that in the absence of such agreement, the defense costs shall be borne by the party incurring such costs; PROVIDED, FURTHER, that, if it is determined that one party was entitled to indemnification under this Section 5, the other party shall reimburse the party entitled to indemnification for all of its costs incurred in connection with such defense.

         5.4 SUBROGATION. In the event of any payment by an Indemnifying Party to an Indemnified Party in connection with any Liability, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event or indemnification, but only to the extent of any such payment. The Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any subrogated claim.

         5.5 CLAIMS FOR HSE REMEDIAL ACTION. This Section 5.5 shall govern the interpretation of the indemnification obligations under Sections 5.2(a)(vi) and 5.2(d)(iii) in respect of any HSE Claim requiring the performance of investigatory, removal or remedial work, correction of noncompliance or other corrective action (but not the payment of money other than to third parties performing such investigatory, removal or remedial work, correction of noncompliance or other corrective action) by or on behalf of the Partnership or Contributor ("Remedial Action") for which the Partnership or Contributor, respectively, may seek indemnification (an "HSE Remedial Action Claim") from the other, regardless of whether such HSE Claim is an HSE Type A Claim or an HSE Type B Claim. Notwithstanding the other provisions of this Section 5:

         (a) In the case of an HSE Remedial Action Claim, the Partnership shall have the right to conduct and control such Remedial Action; PROVIDED, that the Partnership provides Contributor with the opportunity to: (i) review and comment to the Partnership upon any significant work plans for such Remedial Action prior to finalization and implementation; (ii) attend meetings with Authorities concerning such Remedial Action, PROVIDED that the Partnership will control the negotiations with any Authorities during such meetings; and (iii) have a representative present during the performance of such Remedial Action.

         (b) Contributor and the Partnership agree that Contributor shall have no obligation pursuant to Section 5.2(a)(vi) to indemnify against any HSE Remedial Action Claim unless the Remedial Action for which the Partnership is seeking indemnification was or will be undertaken as a result of the Partnership's discovery or receipt of notice of (i) with respect to an HSE Type B Claim, any noncompliance with HSE Laws, (ii) with respect to an HSE Type A Claim, the presence, Release or threatened Release of Chemical Substances on or before the Asset Transfer Effective Time at levels in excess or in contravention of any applicable level or standard of any HSE Law applicable to such Remedial Action or any levels set forth in the EPA Region III Risk-Based Concentration Table (or any replacement or modification thereof) for water, ambient air or soil (as applicable) as in effect on the date of such Remedial Action (collectively, the "Threshold Level"), (iii) with respect to an HSE Type A Claim, any requirement of any HSE Law or any agreement with a third party who has asserted an HSE Claim, or (iv) any imminent and substantial endangerment to human health and safety.

         (c) Contributor and the Partnership agree that any Remedial Action to be undertaken pursuant to this Section 5.5 for which either party may seek indemnification shall: (i) be the Lowest Cost Response under the circumstances and based on the assumption that the Fee Interests and the Leaseholds are and will continue to be used for industrial (as opposed to residential) purposes, unless (A) any HSE Law applicable to such Remedial Action requires a different land use assumption (e.g., residential) or (B) the Lowest Cost Response would result from a different land use assumption; (ii) not, unless required to achieve the Lowest Cost Response, exceed the least stringent requirements of all HSE Laws and agreements with third parties who have asserted an HSE Claim; and
(iii) be conducted and completed in compliance in all material respects with all HSE Laws. To the extent that the Partnership elects to exceed the Lowest Cost Response in undertaking a Remedial Action that is the subject of an HSE Remedial Action Claim, Contributor's obligation under Section 5.2(a)(vi) shall be limited to the Lowest Cost Response, and the Partnership shall be responsible for any costs associated with exceeding the Lowest Cost Response.

         (d) Each of Contributor and the Partnership agrees that it shall not solicit or importune any Authority to require any Remedial Action for which it may seek indemnification unless (i) required by any HSE Law or agreement with a third party who has asserted an HSE Claim, (ii) an HSE Law or Threshold Level has been contravened or exceeded or (iii) such Remedial Action, in the Partnership's reasonable judgment, is necessary in order to protect human health and safety from any imminent and substantial endangerment, PROVIDED, that in the event a Threshold Level has been contravened or exceeded, the Partnership may undertake any Remedial Action under any applicable self-directed or voluntary cleanup program. Nothing in this Section 5 shall prevent Contributor or the Partnership from reporting any noncompliance or potential noncompliance with any HSE Law, or any Release, threatened Release or the discovery or presence of any Chemical Substance to any Authority, or from seeking written approval or certification from such Authority that Contributor or the Partnership has completed any Remedial Action regarding an HSE Remedial Action Claim, if, in each case, Contributor or the Partnership believes in good faith that such reporting is (A) required by any HSE Law or any agreement with a third party who has asserted an HSE Claim, (B) necessary to achieve the Lowest Cost Response or
(C) necessary to receive immunity or penalty mitigation under any HSE Law, including the U.S. Environmental Protection Agency's Incentives for Self-Policing: Discovery, Disclosure, Correction and Prevention of Violations dated December 22, 1995, as it may be amended from time to time; PROVIDED, that Contributor's obligation under

Section 5.2(a)(vi) or the Partnership's obligation under Section
5.2(d)(iii) in connection with any Remedial Action resulting from any notice described in clause (C) shall be limited to the Lowest Cost Response.

         (e) Contributor and the Partnership shall promptly notify the other party of any action, condition, event or circumstance that may be subject to Remedial Action under this Section 5.5 for which either party may seek indemnification upon receipt of any written document concerning such matter. Contributor and the Partnership shall promptly notify the other party of any Release or threatened Release of Chemical Substances or other action, condition, event or circumstance that such party believes may adversely impact a Remedial Action after any such matter comes to such party's attention, PROVIDED, that failure to so notify shall not affect the rights of an Indemnified Party except to the extent that an Indemnifying Party is actually prejudiced as a result of such delay. The Partnership shall develop and administer its standards and practices for determining whether to undertake Remedial Action and, if undertaken, how to carry out Remedial Action, so that comparable circumstances or conditions existing at its various properties and facilities are managed in a comparable way, regardless of whether or not the Partnership acquired such properties and facilities from Contributor.

         (f) Contributor and the Partnership agree to consult with each other in connection with any Remedial Action subject to indemnification under this
Section 5. If so requested by the other party, Contributor or the Partnership, as the case may be, shall provide the requesting party with (i) any material correspondence, reports, technical data or other material written information generated regarding such Remedial Action, (ii) reasonable access to the properties and to employees, books and records related to such Remedial Action, and (iii) the right to take split samples, in each case for the purpose of verifying the performance of any Remedial Action, the costs for which Remedial Action Contributor is required to indemnify the Partnership pursuant to this
Section 5. Contributor and the Partnership agree that they shall maintain in strict confidence, and in accordance with any confidentiality or joint defense agreements then in effect between the Partnership and Contributor, any of the foregoing information that is non-public and confidential and any other confidential information concerning any HSE Remedial Action Claim, subject to disclosure required by Legal Requirements. If either party is required to disclose any such non-public, confidential information as a result of any Legal Requirement, such party will promptly notify the other party and will give such other party the opportunity to review and comment in advance upon the content and timing of any such disclosure. The Partnership shall submit any reimbursement request for indemnification pursuant to this Section 5 to Contributor and Contributor shall pay the amount requested in such reimbursement request within 30 days of receipt thereof. If Contributor objects to any portion of such reimbursement request, it shall notify the Partnership in writing of such objection with ten days of receipt thereof, and shall pay the undisputed portion as set forth in the previous sentence. Any dispute regarding any reimbursement request shall be resolved pursuant to the dispute resolution procedures set forth in Appendix B.

         (g) Upon performance of a Remedial Action subject to indemnification pursuant to this Section 5.5, the party conducting such Remedial Action (the Partnership or Contributor, as applicable), shall use commercially reasonable efforts to obtain written documentation, approval or certification of such completion. The obligation of Contributor in respect of a particular HSE Remedial Action Claim shall cease when: (i) with respect to a Remedial Action involving an HSE

Type A Claim over which an Authority has not asserted jurisdiction, the Remedial Action has been completed, and any Chemical Substances for which the Threshold Level was contravened or exceeded have been satisfactorily investigated, removed or remediated, in accordance with HSE Laws, and the contractor conducting the Remedial Action (on behalf of the Partnership or Contributor, as applicable) provides a written certification reasonably satisfactory to the Partnership confirming the completion of the Remedial Action in accordance with HSE Laws;
(ii) with respect to a Remedial Action involving an HSE Type A Claim over which an Authority has asserted jurisdiction, the Remedial Action has been completed in accordance with HSE Laws to the satisfaction of such Authority, and the Authority has either (A) issued a written approval or certification of completion of such Remedial Action that provides that no further action is required or planned at a future date as of the time of such approval, but which approval may be qualified or conditioned by the Authority with respect to the accuracy or completeness of the data or information provided, the discovery of new information, changes in land use which affect the Remedial Action or other standard or model reservations of similar type or form in use by the Authority at the time of such approval (an "Approval"), or (B) failed through inaction to issue such Approval within one year of the submission of a written request by the party conducting such Remedial Action for such Approval, without during this one-year period rejecting approval or requesting further information or further Remedial Action; (iii) with respect to a Remedial Action involving an HSE Type B Claim over which an Authority has not asserted jurisdiction, the Remedial Action has been completed in accordance with HSE Laws and the contractor conducting the Remedial Action (on behalf of the Partnership or Contributor, as applicable) provides a written certification reasonably satisfactory to the Partnership confirming the completion of the Remedial Action in accordance with HSE Laws; or
(iv) with respect to a Remedial Action involving an HSE Type B Claim over which an Authority has asserted jurisdiction, the Remedial Action has been completed in accordance with HSE Laws and to the satisfaction of such Authority, and the Authority has either (A) issued an Approval or (B) failed through inaction to issue such Approval within one year of the submission of a written request by the party conducting such Remedial Action for such Approval, without during this one-year period rejecting approval or requesting further information or further Remedial Action.

         (h) Completion of a Remedial Action shall not preclude Contributor or the Partnership from asserting a subsequent HSE Remedial Action Claim that arises from the same condition, event, circumstance or other basis that resulted in the original Remedial Action (except with respect to the work completed in such original Remedial Action); PROVIDED, that the Partnership shall be responsible, pursuant to Section 5.2(d), if and to the extent that it exacerbates or accelerates such subsequent HSE Remedial Action Claim as set forth in Section 5.2(c); and PROVIDED, FURTHER, that the Partnership shall be responsible for maintaining compliance with HSE Laws from and after the date on which the correction of any noncompliance with HSE Laws is completed consistent with Section 5.5(g).

         (i) Notwithstanding any other provision of this Agreement, Contributor shall have the right to conduct and control all Remedial Action related to the authorities and approvals necessary in order to consummate the transactions contemplated hereby under the New Jersey Environmental Cleanup Responsibility Act, including the New Jersey Industrial Site Recovery Act, including such Remedial Action that occurs after the Closing Date. Such Remedial Action conducted by the Seller shall not be subject to Section 5.5(c).

         5.6 EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

                                    SECTION 6
                                  MISCELLANEOUS
                                  -------------

         6.1 CONSTRUCTION. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction: (ii) no consideration shall be given to the fact or presumption that any of the parties had a greater or lesser hand in drafting this Agreement;
(iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender; and (vii) each exhibit, appendix, attachment and schedule to this Agreement is a part of this Agreement.

         6.2   PAYMENT OF CERTAIN EXPENSES AND TAXES.

         (a) Subject to the further provisions of this Section 6.2, (i) Contributor shall be responsible for all Taxes attributable to Contributor's or its Affiliates' ownership, use or transfer of the Assets or operation of the Contributed Business prior to the Asset Transfer Effective Time, including all Taxes, tax returns, and filings (A) of the Contributed Subsidiary, Canco 1 and Canco 2 attributable to the period before the Asset Transfer Effective Time or
(B) attributable to the transfer and assignment to the Partnership pursuant to this Agreement, and (ii) the Partnership shall be responsible for all Taxes attributable to the Partnership's ownership, use or transfer of the Assets or operation of the Contributed Business after the Asset Transfer Effective Time.

         (b) All sales, use, value added, excise, transfer, land transfer or similar taxes incurred or arising in connection with the transfer of the Assets to the Partnership shall be borne solely by Contributor.

         (c) All real property taxes, personal property taxes, ad valorem taxes and other similar Taxes (or payments in lieu of such Taxes) assessed on any of the Contributed Business or the Assets (including Inventory) in the tax period in which the Asset Transfer Effective Time occurs ("Property Taxes") shall be prorated between the Partnership and Contributor, as of the Asset Transfer Effective Time.

         (d) The Partnership shall pay any title or recordation fees in connection with the transfer of the Assets. The Partnership shall also pay for any surveys of the Fee Interests and any related easements or rights-of-way that are requested or ordered by the Partnership.

         (e) After the Closing Date, either Contributor or the Partnership receiving each Property Tax bill or notice applicable to the Contributed Business or the Assets for the period in which the Asset Transfer Effective Time occurred shall, if other than the Partnership, promptly notify the Partnership and shall pay each such tax bill prior to the last day such taxes may be paid without penalty or interest. If paid by Contributor, the Partnership shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the paying party with respect to the share of the Partnership of such amount so paid as provided under this Agreement. If paid by the Partnership, Contributor shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the Partnership with respect to the share of Contributor of such amount so paid as provided under this Agreement. Contributor and the Partnership shall cooperate fully with each other on and after the Closing Date with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Authority with respect to the tax period in which the Asset Transfer Effective Time occurs.

         (f) If any party receives a refund of any Taxes for which the other is liable or responsible under this Agreement, the party receiving such refund shall, within 30 days after the receipt of such refund, remit it to the party who is liable.

         (g) Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Section 6.2 shall be unconditional and absolute and shall remain in effect until audit, assessment and collection of any such taxes are barred by the applicable statute of limitations.

         6.3 NOTICES. All notices, requests, demands and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile during business hours with proof of confirmation from the transmitting machine, or (ii) delivered by courier or other hand delivery, as follows:

         (a)  If to Contributor or Geon LP:

                  The Geon Company
                  One Geon Center
                  Avon Lake, Ohio 44012
                  Attention:  Chief Executive Officer
                  Telecopy Number:  (440) 930-1002

                  with a copy to:

                  The Geon Company
                  One Geon Center
                  Avon Lake, Ohio 44012
                  Attention:  General Counsel

                  Telecopy Number:  (440) 930-1002

         (b) If to the Partnership:

                  Oxy Vinyls, LP
                  5005 LBJ Freeway
                  Dallas, Texas  75244
                  Attention:  Chief Executive Officer
                  Telecopy Number:  (972) 720-7402

                  with a copy to:

                  Oxy Vinyls, LP
                  5005 LBJ Freeway
                  Dallas, Texas  75244
                  Attention: General Counsel
                  Telecopy Number:  (972) 720-7403

                  and to:

                  Occidental Petroleum Corporation
                  10889 Wilshire Boulevard
                  Los Angeles, California  90024
                  Attention:  General Counsel
                  Telecopy Number:  (310) 443-6333

                  and to:

                  The Geon Company
                  One Geon Center
                  Avon Lake, Ohio  44012
                  Attention:  Chief Executive Officer
                  Telecopy Number:  (440) 930-1002

                  and to:

                  The Geon Company
                  One Geon Center
                  Avon Lake, Ohio  44012
                  Attention:  General Counsel
                  Telecopy Number:  (440) 930-1002

or to such other address or telecopy number as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to be effective upon receipt.

         6.4 BINDING EFFECT; BENEFIT. Subject to Section 6.6, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their Affiliates or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6.5 OCCASIONAL AND BULK SALES. To the extent applicable, the Partnership and Contributor each agree to waive, to the fullest extent permitted by law, compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction. Notwithstanding the foregoing, Contributor agrees to indemnify and save harmless the Partnership from and against any Liability that may be made or brought against the Partnership or that the Partnership may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

         6.6 ASSIGNABILITY. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable (by operation of law or otherwise) by Contributor or Geon LP without the prior written consent of the Partnership or shall be assignable (by operation of law or otherwise) by the Partnership (except to a wholly-owned subsidiary thereof) without the prior written consent of Contributor and Geon LP. Any assignment or purported assignment in violation of this Section shall be null and void.

         6.7 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Subject to the agreements and obligations of the Partnership hereunder or under applicable Legal Requirements, no investigations by the Partnership heretofore or hereafter made shall affect the representations and warranties of Contributor, and, except as otherwise provided in Section 5.1, such representations and warranties shall survive any such investigation. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         6.8 DISPUTE RESOLUTION. All disputes under this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix B.

         6.9 SEVERABILITY. In the event that any provisions of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the severance of such provision does not have a Material Adverse Effect on the economic and legal substance of the transactions contemplated hereby as to Contributor or the Partnership, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

         6.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         6.11 CONFLICT WITH TRANSFER DOCUMENTS. Notwithstanding anything to the contrary contained in any Transfer Document, no remedy or claim shall be available to any Person under or by reason of any Transfer Document or any terms or warranties thereof, except to the extent, if any, such remedy or claim arises under this Agreement. In the event of any conflict between this Agreement and any of the Transfer Documents, this Agreement shall prevail for all purposes.

         6.12 TRANSFER DOCUMENTS. Notwithstanding the form of any Transfer Document attached to this Agreement as an Exhibit, on the Closing Date, the parties may, upon mutual agreement, execute and deliver revised forms of such Transfer Documents or elect to not use any such Transfer Document.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                      THE GEON COMPANY


                                      By: /s/ Thomas A. Waltermire
                                         -------------------------------------
                                         Thomas A. Waltermire
                                         President and Chief Operating Officer


                                      1999 PVC PARTNER INC.


                                      By: /s/ Woodrow W. Ban
                                         -------------------------------------
                                      Name: Woodrow W. Ban
                                           -----------------------------------
                                      Title: Assistant Secretary
                                            ----------------------------------


                                      OXY VINYLS, LP

                                      By: Occidental PVC, LLC, general partner


                                      By: /s/ John L. Hurst, III
                                         -------------------------------------
                                         John L. Hurst, III
                                         President

                                   Appendix A

                                   Definitions
                                   -----------

         The terms used in this Agreement have the following definitions or are defined in the Sections referenced below:

         "AAA" is defined in Appendix B.

         "Accounts Receivable" means all uncollected accounts receivable that have been generated by, or are attributable to, Contributor's and its Affiliates' operation prior to the Asset Transfer Effective Time of the Contributed Business in the ordinary course and in all respects in a manner consistent with the provisions of Section 3.3 of the Master Transaction Agreement.

         "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; PROVIDED, HOWEVER, that for purposes of this Agreement neither the Partnership nor the Compounding Partnership nor any Person controlled by either entity shall be considered an Affiliate of Contributor. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the ownership of more than 50% of the equity interests, Fully Diluted. With respect to the period from and after the Asset Transfer Effective Time, the Contributed Subsidiary and Canco shall not be considered Affiliates of Contributor.

         "Agreement" is defined in the first paragraph of this Agreement.

         "Approval" is defined in Section 5.5(g).

         "Arbitrator" is defined in Appendix B.

         "Asset Transfer Effective Time" is defined in the Master Transaction Agreement.

         "Asset Transfer Effective Time Balance Sheet" is defined in Section
4.3.

         "Assets" means all of the assets, rights and properties being contributed, conveyed, assigned, transferred and delivered to the Partnership pursuant to Section 1.1.

         "Assignment and Assumption Agreements" means the Assignment of Leases, the Deeds, the Bill of Sale and Assignment, the Trademark Assignment, the Patent Assignment, the Partnership Assumption Agreement and the Site Lease Agreement.

         "Assignment of Leases" is defined in Section 1.3(a).

         "Associated Rights" means all right, title and interest of Contributor and any of its Affiliates, if any, in the lands, real property and personal property of others used principally in the normal operation and conduct of the Contributed Business.

         "Assumed Liabilities" is defined in Section 1.5(a).

         "Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal (or any commonwealth, territory or possession thereof), provincial, state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

         "Banked Vacation" is defined in Section 1.7(j).

         "Canco Lending Liability" means the Liability of Canco 2 that is created if the alternative is utilized that is described in clause (iii) of the term "Canco Financing Arrangements," as defined in the Master Transaction Agreement.

         "Canco 1" is defined in the Master Transaction Agreement.

         "Canco 2" is defined in the Master Transaction Agreement.

         "Capital Spares" means the inventory of spare parts used by Contributor in the Contributed Business and owned by Contributor as of the Asset Transfer Effective Time.

         "Chemical Substance" means any (i) chemical substance, pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate or final product or byproduct the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, arrangement for transportation or disposal, distribution, re-use, recycling or reclamation of which is regulated (including any requirement for the reporting of any Release thereof) for the protection of health, safety or the Environment under any Legal Requirement or defined or listed as an industrial, toxic, deleterious, harmful, radioactive, infectious, disease-causing or hazardous substance, material or waste under any Legal Requirement, and (ii) petroleum, crude oil or any fraction or derivative thereof, (iii) asbestos or asbestos-containing material or (iv) polychlorinated biphenyls ("PCBs").

         "Closing" is defined in the Master Transaction Agreement.

         "Closing Date" means the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compounding Partnership" is defined in the Master Transaction
Agreement.

         "Consent" means any consent, waiver, appraisal, authorization, exception, registration, license or declaration of or by any Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to the Contributed Business or Contributor or any of its Affiliates in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of the transactions contemplated hereby or thereby.

         "Contracts" means contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases, taxation agreements with any Authority, and other agreements.

         "Contributed Business" is defined in the third WHEREAS clause.

         "Contributed Contracts" means, other than the Leases and Government Licenses, all right, title, and interest of Contributor and any Affiliate thereof in (i) all Contracts to which Contributor or an Affiliate thereof is a party, whether or not entered into in the ordinary course of business, that relate principally to the normal operation and conduct of the Contributed Business, but in the case of any Contracts under which either Contributor or any Affiliate thereof retains rights with respect to its other businesses, only to the extent any such Contract relates to the operation of the Contributed Business, (ii) all agreements and instruments setting forth Contributor's and any of its Affiliates' rights with respect to rights-of-way, privileges, riparian and other rights, appurtenances, licenses or franchises and in respect of intellectual property rights, in each case that constitute Assets described in clauses (a) through (f) of Section 1.1, and (iii) the Contracts listed on
Schedule 1.1(g).

         "Contributed Intellectual Property" means, to the extent such items are not Excluded Assets, all right, title, and interest of Contributor and any Affiliate thereof (i) in Intellectual Property primarily used in the Contributed Business, and a non-exclusive, royalty-free license as set forth in the Master Intellectual Property Agreement in Intellectual Property used in, but not primarily used in, the Contributed Business, and (ii) in any Trademarks specifically assigned or licensed by Contributor in the Master Intellectual Property Agreement.

         "Contributed Subsidiary" is defined in Section 1.1(j).

         "Contributor" is defined in the first paragraph of this Agreement.

         "Contributor's 401(k) Plan" is defined in Section 1.7(i).

         "Deeds" is defined in Section 1.3(a).

         "Dispute Notice" is defined in Appendix B.

         "Disputing Party" is defined in Appendix B.

         "Employee Pension Benefit Plan" has the meaning set forth in section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in section 3(1) of ERISA

         "Employees" means, collectively, the Salaried Employees and the Union Employees.

         "Encumbrance" means any lien, easement, adverse claim, charge, encumbrance, security interest, title defect, option, right of first refusal or any other restriction or third party right.

         "Environment" is defined in Section (a) of the definition of "HSE
Laws".

         "Equipment" means all of the right, title and interest of Contributor and any of its Affiliates in and to the equipment, furniture, furnishings, fixtures, machinery, Capital Spares, vehicles, tools, computers and other tangible personal property used principally in the normal operation and conduct of the Contributed Business, including the items listed on Schedule 1.1(d).

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "Excluded Assets" is defined in Section 1.2.

         "Excluded Railcars" is defined in Section 1.2(j).

         "Exposure Claim" means any Liability, other than a Product Exposure Claim, arising out of or relating to exposure of any individual to PVC, VCM or any other Chemical Substances in connection with the Contributed Business, to the extent such Liability is attributable to the period prior to the Asset Transfer Effective Time.

         "Fee Interests" means fee title in and to the parcels of land described as fee property on Schedule 1.1(a), together with all buildings, structures, fixtures and other permanent improvements situated thereon and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances and licenses to the extent pertaining to or accruing to the benefit of such land.

         "Fully Diluted" means a computation of equity interests on a basis as if all potentially dilutive securities, including warrants, stock options and convertible bonds, have been exercised or converted.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "Geon Canada Transfer Agreement" is defined in the Master Transaction Agreement.

         "Geon LP" is defined in the first paragraph of this Agreement.

         "Geon PVC Resin Supply Agreement" means the Geon PVC Resin Supply Agreement between Contributor and the Partnership executed and delivered pursuant to the Master Transaction Agreement.

         "Government Licenses" means all licenses, permits or franchises issued by any Authority relating to the operation, development, use, maintenance or occupancy of the Assets or of the Contributed Business to extent that such licenses, permits or franchises relate principally to the normal operation and conduct of the Contributed Business.

         "HSE Claim" means (i) any action, condition, event, circumstance or responsibility (including any compliance action or requirement) that is necessary to comply with HSE Laws but only to the extent that any of the foregoing gives rise to out of pocket costs or expenses or results in a Liability that is required by GAAP to be reflected on the balance sheet of the applicable party or (ii) any Third Party Claim arising under HSE Laws, excluding, however, Exposure Claims and Product Exposure Claims.

         "HSE Laws" means, (i) with respect to an HSE Type A Claim, Legal Requirements in effect as of the Asset Transfer Effective Time, together with all changes from time to time in such Legal Requirements, and (ii) with respect to an HSE Type B Claim, Legal Requirements in effect as of the Asset Transfer Effective Time, in each case relating to (a) any ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river or marine sediments, natural resources or real property and the physical buildings, structures and fixtures thereon, including sewer, septic and waste treatment, storage or disposal systems (the "Environment"), including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (b) health or safety, including the exposure of employees and other Persons to any Chemical Substance; (c) the Release or threatened Release of any Chemical Substance, noxious noise or odor, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup and abatement of such Release or threatened Release; and (d) the management of any Chemical Substance, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, arrangement for transportation or disposal, distribution, re-use, recycling or reclamation of any Chemical Substance.

         "HSE Proceeding" is defined in Section 2.11(d).

         "HSE Remedial Action Claim" is defined in Section 5.5.

         "HSE Type A Claim" means an HSE Claim, or portion thereof, in which the sole relief sought is the investigation, removal or remediation of Chemical Substances present in soil, sediment, surface water or groundwater prior to the Asset Transfer Effective Time or the restoration of natural resources allegedly affected thereby.

         "HSE Type B Claim" means an HSE Claim other than an HSE Type A Claim.

         "Indebtedness" is defined in the Master Transaction Agreement.

         "Indemnified Party" is defined in Section 5.3(a).

         "Indemnifying Party" is defined in Section 5.3(a).

         "Intellectual Property" means research material, technical information, marketing information, patent rights, patent licenses, pending patent applications, trade secrets, technical information, know-how, management information systems, technology, quality control data, specifications, designs, drawings, software, copyrights, copyright applications or copyright registrations, sales promotion literature and advertising materials.

         "Inventory" means materials used by Contributor in the Contributed Business and owned by Contributor as of the Asset Transfer Effective Time including raw materials, feed stocks, supplies, additives, pigments, process chemicals, packaging materials (to the extent the Partnership's use thereof would be consistent with the Master Intellectual Property Agreement), catalysts, work-in-process and finished goods that relate principally to the normal operation and conduct of the Contributed Business.

         "Knowledge" with respect to Contributor means the actual knowledge of
(i) any current plant manager employed in the Contributed Business and (ii) any current officer of Contributor having responsibilities with respect to the Contributed Business or the transactions contemplated in this Agreement.

         "Leased Premises" means the premises described in the Leases.

         "Leaseholds" means the interest of the tenant under the Leases, for the use and occupancy of the Leased Premises, together with all buildings, structures, fixtures and other permanent improvements situated thereon and all easements, privileges, rights-of-way, riparian and other water rights, appurtenances and licenses pertaining to the Leases or accruing to the benefit of the tenant under the Leases.

         "Leases" means the leases and subleases, all amendments thereto and all agreements related thereto described on Schedule 1.1(b).

         "Legal Requirement" means any law, common law, statute, rule, ordinance, consent or other decree, regulation, requirement, standard (including any clean-up standard), order (including any executive, judicial or administrative order) or judgment of any Authority, as enacted, established, published or applied, and any judicial or administrative interpretation thereof, including (i) the terms of any Government License, (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and
(iii) the Resource Conservation and Recovery Act of 1976, as amended.

         "Liability" is defined in Section 5.2(a).

         "Licensed Technology" means the technology licensed to the Partnership pursuant to the Master Intellectual Property Agreement.

         "Lowest Cost Response" means the response required or allowed under HSE Laws that corrects the noncompliance with HSE Law, and/or addresses the Chemical Substances present, as applicable, at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Contributed Business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with HSE Laws. With respect to an HSE Type A
Claim: (i) taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with HSE Laws; and (ii) if taking no action is not consistent with such HSE Laws, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Chemical Substances, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, PROVIDED that such non-permanent remedy is consistent with such HSE Laws and less costly than the least costly permanent remedy (such as the excavation and removal of soil). With respect to an HSE Type B Claim: (a) the Lowest Cost Response shall be that required to achieve compliance with HSE Laws, recognizing that the amount of penalties assessed may be determined by HSE Laws as in effect as of the date the HSE Claim is asserted; (b) the least costly permanent remedy that would minimize the likelihood of subsequent or repeated HSE Claims related to the same condition, event, circumstance or other basis for noncompliance consistent with HSE Laws shall constitute the Lowest Cost Response, provided that Contributor may elect to pay the penalty, and to mitigate the negative impacts and assume any additional costs or liabilities associated with a non-permanent remedy to the reasonable satisfaction of the Partnership, and thereby avoid such a permanent remedy; and (c) the Partnership may elect to conduct a supplemental environmental project or perform corrective action that is more costly than a proposed penalty in lieu of paying some or all of the proposed penalty, and such project or action shall constitute the Lowest Cost Response if, in the reasonable judgment of the Partnership, paying penalties would subject the Partnership to negative impacts on the Contributed Business or potential additional costs or liabilities sufficient to warrant the additional cost of such project or action; PROVIDED, that Contributor may elect to pay the penalty, and to mitigate the negative impacts and assume such additional costs or liabilities to the reasonable satisfaction of the Partnership, and thereby avoid such a project or action.

         "Master Intellectual Property Agreement" means the Related Agreement that is attached as Exhibit T to the Master Transaction Agreement.

         "Master Transaction Agreement" is defined in the sixth WHEREAS clause.

         "Material Adverse Effect" means any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to the financial condition, results of operations, assets or business of the Contributed Business or the Assets, taken as a whole. Without limiting the generality of the foregoing, a "Material Adverse Effect" shall be deemed to have occurred if the applicable effect, individually or in the aggregate with all other effects or matters that are qualified by materiality or Material Adverse Effect, would be reasonably likely to involve liability, loss, or diminution in value of $5,000,000 or more in the aggregate.

         "OCC" is defined in the sixth WHEREAS clause.

         "Partnership" is defined in the first paragraph of this Agreement.

         "Partnership Assumption Agreement" is defined in Section 1.5(b).

         "Partnership Benefit Plans" is defined in Section 1.7(f).

         "Partnership Employee" is defined in Section 1.7(a).

         "Patent Assignment" is defined in Section 1.3(a).

         "PBGC" is defined in Section 2.1(e).

         "PCBs" is defined in this Appendix in the definition of "Chemical Substance".

         "Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, business, Authority or other entity.

         "Plans" is defined in Section 2.1(a).

         "Plant Employees" means the Salaried Employees whose principal place of employment is at a manufacturing facility and who are not Tier 1 Employees or Tier 2 Employees.

         "Pre-Closing Liabilities" means all Liabilities of every kind and nature arising out of, in connection with or related to the ownership, operation or use prior to the Asset Transfer Effective Time of the Assets or the Contributed Business other than the Liabilities referred to in Sections 1.5(a)(i), (ii), (iii), (vi), (vii), (viii) and (x).

         "Prepaid Expenses" means the balances in the prepaid accounts consistent with GAAP of Contributor or its Affiliates, as of the Asset Transfer Effective Time, that are associated with the Contributed Business and that will have value to the Partnership in owning and operating the Contributed Business after the Asset Transfer Effective Time.

         "Proceeding" means any audit, litigation, allegation, claim, grievance, arbitration, investigation, civil, criminal, quasi-criminal or administrative action, proceeding, charge, prosecution, suit or other action, in each case instituted or asserted in writing.

         "Product Exposure Claim" means any Liability arising out of or relating to exposure of any individual to PVC, VCM or any other Chemical Substances from an alleged defect in a finished product manufactured by a Person other than Contributor, any Affiliate thereof, the Partnership, any member of the OCC Group (as defined in the Master Transaction Agreement) or any member of the Geon Group (as defined in the Master Transaction Agreement) from one or more products of the Contributed Business sold before the Asset Transfer Effective Time.

         "Property Tax" is defined in Section 6.2(c).

         "PVC" means polyvinyl chloride.

         "PVC Unit" is defined in the Master Transaction Agreement.

         "Related Agreements" means the Related Agreements (as such term is defined in the Master Transaction Agreement), other than this Agreement.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the Environment of any kind whatsoever, including the movement of any Chemical Substance through or in the Environment, exposure of any type in any workplace, any release as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other HSE Law and any noxious noise or odor emission.

         "Remedial Action" is defined in Section 5.5.

         "Retained Business" means any business of Contributor or its Affiliates that is not part of the Contributed Business.

         "Salaried Employees" means all employees (either salaried or hourly) of Contributor whose work relates solely and exclusively to, or substantially in support of, the Assets, who are not Union Employees, and who are, immediately prior to the Asset Transfer Effective Time, either (i) in the active employment of Contributor or (ii) on short-term disability leave, sick leave, or other temporary leave of absence approved by Contributor.

         "Site Lease Agreement" is defined in Section 1.3(b).

         "Specified Amount" is defined in the Master Transaction Agreement.

         "Specified Working Capital Items" is defined in the Master Transaction Agreement.

         "Stores Inventory" means the inventory of spare parts, excluding Capital Spares, that are used by a Contributor or any Affiliate thereof in the Contributed Business and owned by such Contributor or any Affiliate thereof as of the Asset Transfer Effective Time and that consist of items that generally can be used for several processes or types of equipment, including such items as pumps, motors, pipe fittings, electrical wiring, instruments, nuts and bolts, unfabricated metals, safety items, small hand tools and other miscellaneous repair parts or supplies. Stores Inventory shall include any reserve for slow moving or obsolete materials and supplies, and for any inventory volume or price adjustments.

         "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any Authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

         "Third Party Claim" means any allegation, claim, demand, civil, criminal or administrative action, proceeding, charge or prosecution brought by a Person other than Contributor, any Affiliate thereof, the Partnership, any member of the OCC Group (as defined in the Master Transaction Agreement) or any member of the Geon Group (as defined in the Master Transaction Agreement); PROVIDED, HOWEVER, that, if such allegation, claim, demand, civil, criminal or administrative action, proceeding, charge or prosecution is brought by Contributor, any Affiliate thereof, any member of the OCC Group or any member of the Geon Group, in each case in its capacity as the owner or operator of property not transferred pursuant to the Asset Contribution and Sale Agreements (as defined in the Master Transaction Agreement), such allegation, claim, demand, civil, criminal or administrative action, proceeding, charge or prosecution shall be a Third Party Claim.

         "Threshold Level" is defined in Section 5.5.

         "Tier 1 Employees" means the Salaried Employees who are identified on Schedule B, consisting of (i) certain Salaried Employees who are not Plant Employees and whose work relates indirectly to the support of the Assets and (ii) certain Salaried Employees whose principal place of business is at a manufacturing facility.

         "Tier 2 Employees" means the Salaried Employees who are identified on Schedule C, consisting of Salaried Employees who are not Plant Employees and whose work relates directly to the support of the Assets.

         "Trade Accounts Payable" means, as of the Asset Transfer Effective Time, all current trade accounts payable and current accrued expenses, including salaries and wages due to Partnership Employees, that are generated by and result from the execution by Contributor and its Affiliates of normal and customary payment and month-end closing processes prior to the Asset Transfer Effective Time. Trade Accounts Payable includes unpaid invoices or accruals for services, materials, supplies, feedstocks and products received in the ordinary course of business prior to the Asset Transfer Effective Time and which are attributable to the Contributed Business, including, by way of illustration only, any amounts or balances owing by Contributor under any product exchange or similar agreement. Trade Accounts Payable shall not include any payments due to an Affiliate of Contributor including any payments due for services, rent, overhead or similar items.

         "Trademark Assignment" is defined in Section 1.3(a).

         "Trademarks" means trade names, trademarks, trademark registrations or trademark applications or any derivative thereof or design used in connection therewith.

         "Transfer Documents" means documents transferring, conveying, assigning or contributing any of the Assets to the Partnership, including the Assignment and Assumption Agreements.

         "Transferred Business" is defined in the Geon Canada Transfer
Agreement.

         "Transition Employees" is defined in Section 1.7(d).

         "Union Contracts" means any contracts in place between any of the Unions and Contributor immediately prior to the Asset Transfer Effective Time.

         "Union Employees" means all employees who are part of a collective bargaining unit represented by any Union, and who are, immediately prior to the Asset Transfer Effective Time, either (i) in the active employment of Contributor or (ii) on short-term disability leave, sick leave or other temporary leave of absence approved by Contributor.

         "Unions" means (i) the International Brotherhood of Electrical Workers Local Union Number 369, (ii) the International Association of Machinists and Aerospace Workers, District Lodge Number 27, (iii) the United Food and Commercial Workers Union Number 72D (AFL/CIO), and (iv) the United Association of Journeyman and Apprentices of the Plumbing and Pipe Fitting Industry, Local Union Number 522.

         "Unrecorded Assets" means all right, title and interest of Contributor and any of its Affiliates in customer lists, customer credit information (to the extent neither Contributor nor any of its

Affiliates is bound to any confidentiality obligation with respect thereto), customer payment histories and credit limits, vendor lists, and catalogs.

         "VCM" means vinyl chloride monomer.

         "WARN" is defined in Section 1.7(e).

         "Working Capital" means working capital, determined in accordance with GAAP.

                                   Appendix B

                          Dispute Resolution Procedures
                          -----------------------------


         (1) BINDING AND EXCLUSIVE MEANS. The dispute resolution provisions set forth in this Appendix B shall be the binding and exclusive means to resolve all disputes arising under this Agreement (each a "Dispute").

         (2) STANDARDS AND CRITERIA. In resolving any Dispute, the standards and criteria for resolving such dispute shall, unless Contributor and the Partnership in their discretion jointly stipulate otherwise, be as set forth in Appendix 1 to this Appendix B.

         (3) ADR AND BINDING ARBITRATION PROCEDURES. If a Dispute arises, the following procedures shall be implemented:

         (a) Any party to this Agreement may at any time invoke the dispute resolution procedures set forth in this Appendix B as to any Dispute by providing written notice of such action to the other party or parties to the Dispute, who within five business days after such notice shall schedule a meeting to be held in Dallas, Texas between the parties. The meeting shall occur within 10 business days after notice of the meeting is delivered to the other party or parties. The meeting shall be attended by representatives of each party having decision-making authority regarding the Dispute as well as the dispute resolution process and who shall attempt in a commercially reasonable manner to negotiate a resolution of the Dispute.

         (b) The representatives of the parties shall cooperate in a commercially reasonable manner and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the "Interim Decision Date") that is the earliest to occur of the following events: (i) an agreement shall be reached by the parties resolving the Dispute; (ii) one of the parties shall determine and notify the other party in writing that no agreement resolving the Dispute is likely to be reached; (iii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the parties having resolved the Dispute; or (iv) if another technique of alternative dispute resolution is not agreed upon, two full meeting days (or such other time period as may be agreed upon) shall expire without the parties having resolved the Dispute.

         (c) If, as of the Interim Decision Date, the parties have not succeeded in negotiating a resolution of the dispute pursuant to subsection (b), the parties shall proceed under subsections (d), (e) and (f).

         (d) After satisfying the requirements above, such Dispute shall be submitted to mandatory and binding arbitration at the election of any party involved in the Dispute (the "Disputing Party"). The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Appendix. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the notice of arbitration is served, other than as specifically modified herein. In the absence of an agreement to the contrary, the arbitration shall be held in Dallas, Texas. The Arbitrator (as defined below) will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. During the pendency of the Dispute, each party shall make available to the Arbitrator and the other parties all books, records and other information within its control requested by the other parties or the Arbitrator subject to the confidentiality provisions contained herein, and PROVIDED that no such access shall waive or preclude any objection to such production based on any privilege recognized by law. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the Arbitrator may limit the scope of discovery between the parties as may be reasonable under the circumstances. In deciding the substance of the parties' claims, the laws of the State of New York shall govern the construction, interpretation and effect of this Agreement (including this Appendix) without giving effect to any conflict of law principles. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each party involved in the Dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by the parties, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration proceeding, and the Arbitrator shall have the right and authority to issue monetary sanctions against any of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Arbitrator and the parties.

         (e) The Disputing Party shall notify the American Arbitration Association ("AAA") and the other parties involved in the Dispute in writing describing in reasonable detail the nature of the Dispute (the "Dispute Notice"). The arbitrator (the "Arbitrator") shall be selected within 15 days of the date of receipt of the Dispute Notice by all of the parties from the members of a panel of arbitrators of the AAA or, if the AAA fails or refuses to provide a list of potential arbitrators, of the Center for Public Resources, and shall be experienced in commercial arbitration. In the event that the parties are unable to agree on the selection of the Arbitrator, the AAA shall select the Arbitrator, using the criteria set forth in this Appendix, within 30 days of the date of the Dispute Notice. In the event that the Arbitrator is unable to serve, his or her replacement will be selected in the same manner as the Arbitrator to be replaced. The Arbitrator shall be neutral. The Arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators' costs and attorneys' fees and expenses) against any or all parties.

         (f) The Arbitrator shall decide all Disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitrator shall have the authority to issue injunctive relief; however, the Arbitrator shall not have any power or authority to (i) award consequential, incidental, indirect, punitive, exemplary, special or other similar damages or (ii) amend this Agreement. The Arbitrator shall render the arbitration award, in writing, within 20 days following the completion of the arbitration hearing, and shall set forth the reasons for the award. In the event that the Arbitrator awards monetary damages in favor of a party, the Arbitrator must certify in the award that no indirect, consequential, incidental, punitive, exemplary, special or other similar damages are included in such award. If the Arbitrator's decision results in a monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the Arbitrator in his or her discretion. The arbitration award shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

         (g) In the event that a Dispute involving Remedial Action pursuant to
Section 5.5 is submitted to mandatory and binding arbitration, any factual or technical dispute regarding the presence, Release or threatened Release of Chemical Substances under Section 5.5(b)(ii) or the Lowest Cost Response under
Section 5.5(c)(i) or (ii) shall be submitted, either by the Arbitrator or by the parties, to a nationally-recognized environmental consulting firm acceptable to both parties for binding resolution of such factual or technical dispute, and the Arbitrator shall be bound to accept and apply the factual or technical findings of such firm in rendering its decision hereunder.

         (h) To assist the Arbitrator or the environmental consulting firm in resolving Disputes where the Disputing Party alleges, pursuant to Section 5.3(g), and the Arbitrator and/or environmental consulting firm determines, that both the Partnership and Contributor are liable for a Remedial Action, the parties authorize the Arbitrator to allocate the Liability, as between Contributor and the Partnership and for purposes of this Agreement only, based upon the following rebuttable presumptions:

                  (i) with respect to an HSE Type A Claim involving a Remedial Action in, on, under, at, or in the vicinity of the Fee Interests or the Leaseholds, the Liability should be allocated based upon the relative years of use or operation by Contributor and the Partnership of the building, structure, fixture or improvement from which the Chemical Substance was Released;

                  (ii) with respect to an HSE Type A Claim involving a Remedial Action in, on, under, at or in the vicinity of an offsite treatment, storage or disposal facility, which facility received solid or hazardous waste or recyclable materials as a public or commercial enterprise and to which the Contributed Business is alleged to have sent or transported such materials for treatment, storage, recycling or disposal both before and after the Asset Transfer Effective Time, the Liability should be allocated based upon the relative volume of materials attributed to Contributor and its Affiliates and the Partnership, PROVIDED that the Chemical Substances attributed to the parties, and the constituents, toxicity, mobility and concentrations thereof, are similar in all material respects;

                  (iii) with respect to an HSE Type B Claim, the Liability to attain compliance with HSE Laws in effect as of the Asset Transfer Effective Time should be allocated solely to Contributor, while the Liability to attain compliance with HSE Laws that become more stringent after the Asset Transfer Effective Time and to continue to operate in compliance with then applicable HSE Laws should be allocated to the Partnership. To the extent penalties for noncompliance with HSE Laws in effect as of the Asset Transfer Effective Time are assessed for a period of time before the Asset Transfer Effective Time, before the Partnership knows of the existence of the noncompliance, or after the Partnership knows of the existence of such noncompliance but is taking commercially reasonable actions to cure the matter or to otherwise achieve compliance in a commercially reasonable and prudent matter, Liability in each case should be allocated solely to Contributor. To the extent penalties for noncompliance with HSE Laws are assessed for a period of time after the Partnership knows of the existence of the noncompliance but has failed to take commercially reasonable actions to cure the matter or to otherwise achieve compliance in a commercially reasonable and prudent matter pursuant to Section 5.2(c), Liability should be allocated solely to the Partnership.

         (4) CONTINUATION OF BUSINESS. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Appendix B, the parties agree and undertake that all payments not in dispute shall continue to be made and all obligations not in dispute shall continue to be performed.

                                   Appendix 1
                                   ----------


         (a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the parties and their Affiliates as set forth in the Agreement.

         (b) Second priority shall be given to resolution of the Dispute in a manner which best achieves the objectives of the business activities and arrangements under the Agreement and permits the parties to realize the benefits intended to be afforded thereby.

         (c) Third priority shall be given to such other matters, if any, as the parties or the Arbitrator shall determine to be appropriate under the circumstances.